EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of December 11, 2023

by and among

LIBERTY MEDIA CORPORATION,

LIBERTY SIRIUS XM HOLDINGS INC.,

RADIO MERGER SUB, LLC

and

SIRIUS XM HOLDINGS INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2023 (this “Agreement”), is by and among LIBERTY MEDIA CORPORATION, a Delaware corporation (“Liberty”), LIBERTY SIRIUS XM HOLDINGS INC., a Delaware corporation and a wholly owned Subsidiary of Liberty (“SplitCo”), RADIO MERGER SUB, LLC, a Delaware limited liability company and a wholly owned Subsidiary of SplitCo (“Merger Sub”), and SIRIUS XM HOLDINGS INC., a Delaware corporation (“SiriusXM”). Certain terms used in this Agreement are used as defined in Section 10.10.

WHEREAS, in accordance with and pursuant to the Liberty Charter Documents (as defined below), the businesses, assets and liabilities of Liberty are currently attributed to three tracking stock groups: the Liberty SiriusXM Group (“Liberty SiriusXM”), the Formula One Group and the Liberty Live Group;

WHEREAS, subject to the receipt of the Liberty Stockholder Approval, prior to the Split-Off Effective Time, Liberty will, pursuant to the Liberty Charter Documents and the Reorganization Agreement, by and between SplitCo, Liberty and SiriusXM and dated as of the date hereof (the “Reorganization Agreement”), complete the Restructuring and, at the Split-Off Effective Time, pursuant to the Liberty Charter Documents and the Reorganization Agreement, complete the Redemption (collectively, the “Split-Off”);

WHEREAS, in accordance with the terms and conditions hereof, following the consummation of the Split-Off, the parties intend to effectuate the Merger, by virtue of which Merger Sub will be merged with and into SiriusXM, with SiriusXM surviving the Merger as the surviving corporation and a wholly owned subsidiary of SplitCo;

WHEREAS, the Board of Directors of Liberty acting by unanimous written consent has (a) approved and declared advisable and in the best interests of Liberty and its stockholders (including the holders of Liberty SiriusXM Common Stock): (i) the Split-Off and the transactions contemplated thereby (including the transactions contemplated by the Reorganization Agreement) and (ii) this Agreement, each of the other Transaction Agreements to which Liberty is a party, and the transactions contemplated hereby and thereby (including the Merger and the other Transactions) and (b) resolved to recommend that holders of Series A Liberty SiriusXM Common Stock and Series B Liberty SiriusXM Common Stock, voting together as a separate class, approve the Split-Off;

WHEREAS, the Special Committee has approved and declared advisable and in the best interests of SiriusXM and its stockholders (other than Liberty, SplitCo or any of their respective Affiliates), and has recommended that the Board of Directors of SiriusXM approve, this Agreement, each of the other Transaction Agreements to which SiriusXM is a party, and the transactions contemplated hereby and thereby (including the Merger and the other Transactions);

WHEREAS, the Board of Directors of SiriusXM, following receipt of the recommendation of the Special Committee, has unanimously (a) approved and declared advisable and in the best interests of SiriusXM and its stockholders, this Agreement, each of the other Transaction Agreements to which SiriusXM is a party, and the transactions contemplated hereby

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and thereby (including the Merger and the other Transactions) and (b) resolved to recommend that the stockholders of SiriusXM adopt this Agreement;

WHEREAS, the Board of Directors of SplitCo, acting by unanimous written consent, has approved and declared advisable and in the best interests of SplitCo and its sole stockholder this Agreement, each of the other Transaction Agreements to which SplitCo is a party, and the transactions contemplated hereby and thereby (including the Merger and the other Transactions);

WHEREAS, Liberty Radio, LLC, a Delaware limited liability company and a wholly owned subsidiary of Liberty (“Liberty Radio”), in its capacity as a stockholder of SiriusXM that holds a majority of the outstanding SiriusXM Common Stock, has delivered to SiriusXM a written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), adopting this Agreement (as the terms and conditions hereof may be amended, modified or waived) and approving the transactions contemplated hereby (including the Merger), which consent is to become effective immediately following the execution and delivery of this Agreement by all parties hereto (the “SiriusXM Stockholder Consent”);

WHEREAS, Liberty, in its capacity as the sole stockholder of SplitCo, has delivered to SplitCo a written consent pursuant to Section 228 of the DGCL adopting the SplitCo A&R Charter (as defined below), which consent is to become effective immediately following the execution and delivery of this Agreement by all parties hereto (the “SplitCo Stockholder Consent”) and whereas the Board of Directors of SplitCo has executed a written consent adopting the SplitCo A&R Charter and the SplitCo A&R Bylaws (as defined below) as of the Split-Off Effective Time;

WHEREAS, SplitCo, in its capacity as the sole and managing member of Merger Sub, has delivered to Merger Sub a written consent pursuant to Section 18-302(d) of the Delaware Limited Liability Company Act (the “DLLCA”) and the limited liability agreement of Merger Sub, (i) approving this Agreement (as the terms and conditions hereof may be amended, modified or waived) and (ii) approving each of the other Transaction Agreements to which Merger Sub is a party, and the transactions contemplated hereby and thereby (including the Merger and the Transactions) (the “Merger Sub Member Consent”);

WHEREAS, concurrently with the execution of this Agreement and as a condition and material inducement to SiriusXM entering into this Agreement, each of The John C. Malone 1995 Revocable Trust, The Leslie A. Malone 1995 Revocable Trust, The Malone Family Land Preservation Foundation, and The John C. Malone June 2003 Charitable Remainder Unitrust (collectively, the “Significant Stockholders”), as a Beneficial Owner of shares of Liberty SiriusXM Common Stock, is entering into a Voting Agreement with Liberty, SplitCo and SiriusXM agreeing to vote certain shares of Liberty SiriusXM Common Stock Beneficially Owned by such Significant Stockholders in favor of approval of the Split-Off and the transactions contemplated thereby, subject to the terms and conditions set forth therein (the “Voting Agreement”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the exchanges of SiriusXM Common Stock for the Merger Consideration pursuant to the Merger, taken together with the Contribution, will qualify as exchanges described in Section 351 of the Code;

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NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Liberty, SplitCo, Merger Sub and SiriusXM hereby agree as set forth herein.

ARTICLE I.
The Merger

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Merger Effective Time, Merger Sub shall be merged with and into SiriusXM (the “Merger”), and following the Merger the separate existence of Merger Sub shall thereupon cease, and SiriusXM shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. Subject to the completion of the Split-Off, the closing of the Merger (the “Closing”) shall take place substantially concurrently with (but following) the Split-Off Effective Time on the date that the Split-Off is consummated (the “Closing Date”) at the offices of O’Melveny & Myers LLP, Two Embarcadero Center, San Francisco, CA 94111, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable (and in all events following the Split-Off Effective Time) on the Closing Date, SiriusXM shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL and the DLLCA (the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL and the DLLCA in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Merger Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the properties, rights, privileges, powers and franchises of Merger Sub and SiriusXM shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and SiriusXM shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation and SplitCo.

(a) Prior to the Split-Off Effective Time, SplitCo shall cause the certificate of incorporation of SplitCo (the “SplitCo Charter”) and bylaws of SplitCo (the “SplitCo Bylaws”) to be amended and restated in their entirety in the forms set forth in Exhibit A-1 (the “SplitCo A&R Charter”) and Exhibit A-2 (the “SplitCo A&R Bylaws” and, together with the SplitCo A&R Charter, the “SplitCo Public Charter Documents”).

(b) At the Merger Effective Time, (a) the amended and restated certificate of incorporation of SiriusXM in effect immediately prior to the Merger Effective Time and (b) the amended and restated bylaws of SiriusXM in effect immediately prior to the Merger Effective

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Time, shall be amended and restated to read in their entirety in the forms set forth in Exhibit B-1 and Exhibit B-2, respectively, until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers of SplitCo and Surviving Corporation.

(a) The parties hereto shall take all requisite action so that, from and after the Merger Effective Time, (i) the total number of directors of SplitCo shall initially be nine, and (ii) the directors of SplitCo from and after the Merger shall be the individuals determined in accordance with this Section 1.6(a), each to hold office in accordance with the SplitCo Public Charter Documents (as amended from time to time) until each such director’s successor is duly elected and qualified, or until their earlier death, resignation or removal. The parties hereto shall take all requisite action so that, at the Merger Effective Time and until the third annual meeting of stockholders of SplitCo held after the Merger Effective Time, pursuant to the SplitCo A&R Charter, the board of directors of SplitCo shall be classified and divided into three classes, designated Class I, Class II and Class III, with each class initially consisting of three directors. Liberty has designated one individual set forth on Section 1.6(a)(i) of the Liberty Disclosure Schedule and shall, in consultation with SiriusXM’s management, designate an additional four individuals (who shall comply with the requirements set forth in Section 1.6(a)(ii) of the Liberty Disclosure Schedule) to initially serve as directors on the board of directors of SplitCo from and after the Merger Effective Time (the “Liberty Designees”), and SiriusXM has designated one individual set forth on Section 1.6(a)(i) of the SiriusXM Disclosure Schedule and shall designate an additional three individuals (who shall comply with the requirements set forth in Section 1.6(a)(ii) of the SiriusXM Disclosure Schedule) to initially serve as directors on the board of directors of SplitCo from and after the Merger Effective Time (the “SiriusXM Designees”), it being understood that each such individual designated by SiriusXM or Liberty pursuant to this sentence shall hold office in accordance with the SplitCo Public Charter Documents (as amended from time to time) until each such director’s successor is duly elected and qualified, or until their earlier death, resignation or removal. The parties hereto shall take all requisite action so that at the Merger Effective Time: (i) three SiriusXM Designees shall be designated as, and shall serve as, the initial Class I directors for a term expiring at the first annual meeting of stockholders of SplitCo held after the Merger Effective Time in accordance with the SplitCo A&R Charter, (ii) the remaining SiriusXM Designee and two Liberty Designees shall be designated as, and shall serve as, the initial Class II directors for a term expiring at the second annual meeting of stockholders of SplitCo held after the Merger Effective Time in accordance with the SplitCo A&R Charter and (iii) the remaining three Liberty Designees (including the director set forth on Section 1.6(a)(i) of the Liberty Disclosure Schedule and two directors who would qualify as “independent” directors under the Nasdaq listing rules with respect to each of SplitCo and Liberty) shall be designated as, and shall serve as, the initial Class III directors for a term expiring at the third annual meeting of stockholders of SplitCo held after the Merger Effective Time in accordance with the SplitCo A&R Charter. The parties hereto shall take all requisite action so that, from and after the Merger Effective Time, the individuals set forth in Section 1.6(a)(iii) of the SiriusXM Disclosure Schedule (as defined below) shall be, from and after the Merger Effective Time, the directors of the Surviving Corporation following the Merger, each to hold office in accordance with the certificate of incorporation and bylaws of Surviving Corporation (as amended from time to time) until each such director’s successor is duly elected and qualified, or until their earlier death, resignation or removal.

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(b) The parties hereto shall take all requisite action so that, from and after the Merger Effective Time, (i) the officers of SiriusXM immediately prior to the Merger Effective Time shall be, from and after the Merger Effective Time, the officers of SplitCo following the Merger, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation (as amended from time to time) until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal and (ii) the officers of SiriusXM immediately prior to the Merger Effective Time shall be, from and after the Merger Effective Time, the officers of the Surviving Corporation following the Merger, each to hold office in accordance with the certificate of incorporation and bylaws of Surviving Corporation (as amended from time to time) until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

ARTICLE II.
Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates; Stock Options

Section 2.1 Effect on Capital Stock.

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock or limited liability company interest of any party:

(i) Conversion of SiriusXM Common Stock. Subject to this Section 2.1(a) and Section 2.1(b), each share of common stock of SiriusXM, par value $0.001 per share (the “SiriusXM Common Stock”), issued and outstanding immediately prior to the Merger Effective Time, other than (A) the Liberty Owned SiriusXM Shares and (B) the shares of SiriusXM Common Stock to be canceled pursuant to Section 2.1(a)(ii), shall be automatically converted into and become the right to receive one (the “SiriusXM Exchange Ratio”) validly issued, fully paid and nonassessable share of SplitCo Common Stock (the “Merger Consideration”). At the Merger Effective Time, except as otherwise provided herein with respect to Liberty Owned SiriusXM Shares and shares cancelled in accordance with Section 2.1(a)(ii), all shares of SiriusXM Common Stock outstanding immediately prior to the Merger Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a SiriusXM Certificate and each holder of uncertificated shares of SiriusXM Common Stock shall cease to have any rights with respect thereto, except that such SiriusXM Certificate or uncertificated share shall represent only the right to receive (x) the Merger Consideration deliverable in respect of the shares of SiriusXM Common Stock represented by such SiriusXM Certificate or uncertificated share immediately prior to the Merger Effective Time and (y) any dividends or other distributions payable pursuant to Section 2.2(d), all to be issued or paid, without interest, in consideration therefor upon the surrender of such SiriusXM Certificate or uncertificated share in accordance with Section 2.2(c) (or, in the case of a lost, stolen or destroyed SiriusXM Certificate, Section 2.2(f)).

(ii) Cancellation of Shares. Each issued share of SiriusXM Common Stock that is owned by SiriusXM and issued and outstanding immediately prior to the

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Merger Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Merger Sub Limited Liability Company Interests. All of the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be, in the aggregate, automatically converted and divided into that number of shares of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”) equal to the number of shares of SiriusXM Common Stock outstanding immediately prior to the Merger Effective Time, excluding the Liberty Owned SiriusXM Shares and shares of SiriusXM Common Stock cancelled pursuant to Section 2.1(a)(ii).

(iv) Conversion of Liberty Owned SiriusXM Shares. Each Liberty Owned SiriusXM Share (which will be held by SplitCo and its Subsidiaries immediately following the Split-Off Effective Time) issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock.

(b) Adjustments to Exchange Ratio. So as to maintain the relative proportionate interests of the holders of the Liberty SiriusXM Common Stock and the SiriusXM Common Stock prior to the closing of the Transactions in SplitCo Common Stock immediately following the Merger Effective Time, the SiriusXM Exchange Ratio and the Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, SiriusXM Common Stock or Liberty SiriusXM Common Stock), reorganization, recapitalization, reclassification, combination or exchange of shares, or other similar change with respect to (i) SiriusXM Common Stock having a record date on or after the date hereof and prior to the Merger Effective Time and (ii) Liberty SiriusXM Common Stock having a record date occurring on or after the date hereof and prior to the Split-Off Effective Time; provided, however, that the Split-Off and related transactions shall not trigger the effects of this Section 2.1(b).

Section 2.2 Exchange of Certificates and Book-Entry Shares.

(a) Exchange Agent. Prior to the Closing Date, SplitCo shall (i) enter into an agreement reasonably satisfactory to SiriusXM, SplitCo and Liberty (“Transfer Agent Agreement”) with a transfer agent mutually acceptable to Liberty and SiriusXM (the “Transfer Agent”), and (ii) select an institution to serve as exchange agent mutually agreeable to Liberty and SiriusXM (“Exchange Agent”) and enter into an agreement reasonably satisfactory to SiriusXM, SplitCo and Liberty with the Exchange Agent (“Exchange Agent Agreement“) pursuant to which the Exchange Agent will exchange Certificates (as defined below) and Book-Entry Shares (as defined below) for the Merger Consideration, as applicable, as set forth in this Article II. At the Closing, SplitCo shall instruct the Transfer Agent to, promptly following the Merger Effective Time, issue and deposit, in trust for the benefit of the holders of record of shares of SiriusXM Common Stock immediately prior to the Merger Effective Time, with the Exchange Agent for exchange in accordance with this Article II shares in book-entry form representing the shares of SplitCo Common Stock issuable pursuant to Section 2.1 (such shares of SplitCo Common Stock,

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together with any dividends or other distributions with respect thereto with a record date after the Merger Effective Time, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Merger Effective Time, and in any event no later than ten (10) Business Days after the Merger Effective Time, SplitCo shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Merger Effective Time represented outstanding shares of SiriusXM Common Stock (other than the Liberty Owned SiriusXM Shares) (the “Certificates”) which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and shall have such other provisions as SplitCo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.2(d). Each holder of shares in book-entry form which immediately prior to the Merger Effective Time represented outstanding shares of SiriusXM Common Stock (other than the Liberty Owned SiriusXM Shares and shares cancelled in accordance with Section 2.1(a)(ii)) (“Book-Entry Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration payable pursuant to Section 2.1. In lieu thereof, each holder of record of one or more Book-Entry Shares may provide an “agent’s message” in customary form with respect to any Book-Entry Share (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), or upon receipt by the Exchange Agent of an appropriate agent’s message (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry transfer of Book-Entry Shares, each holder of such shares of SiriusXM Common Stock that have been converted into a right to receive the Merger Consideration shall be entitled to receive in exchange therefor: (A) shares in book-entry form representing that number of whole shares of SplitCo Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all of the shares of SiriusXM Common Stock then held by such holder under all such Certificates so surrendered and Book-Entry Shares so exchanged and (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), and the Certificate(s) so surrendered and/or Book-Entry Share(s) so exchanged shall forthwith be canceled. Until surrendered or exchanged as contemplated by this Section 2.2(b), each Certificate and Book-Entry Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions to which the holder of such Certificate or Book-Entry Share is entitled pursuant to Section 2.2(d), in each case, without interest.

(c) Certificate Holder. If any portion of the Merger Consideration (or any other payment provided for in this Article II) is to be paid or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of Merger Consideration (or other payment) shall pay to the Exchange Agent any transfer or other

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similar Taxes required as a result of such payment or registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to SplitCo Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or non-exchanged Book-Entry Share with respect to the shares of SplitCo Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or exchange such Book-Entry Share in accordance with this Article II. Following surrender of any Certificate or exchange of any Book-Entry Share in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender or exchange the amount of dividends or other distributions, payable with respect to that number of whole shares of SplitCo Common Stock issuable in exchange for such Certificate or Book-Entry Share pursuant to this Article II, with a record date after the Merger Effective Time and paid with respect to SplitCo Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender or exchange and a payment date subsequent to such surrender or exchange payable with respect to such whole shares of SplitCo Common Stock.

(e) Transfer Books; No Further Ownership Rights. All shares of SplitCo Common Stock issued upon the surrender of Certificates and exchange of Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of SiriusXM Common Stock previously represented by such Certificates and Book-Entry Shares, and at the Merger Effective Time the stock transfer books of SiriusXM shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of SiriusXM Common Stock that were outstanding immediately prior to the Merger Effective Time. Except as required by applicable Law, from and after the Merger Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of SiriusXM Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares. Subject to the last sentence of Section 2.2(g), if, at any time after the Merger Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, SplitCo or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to have been lost, stolen or destroyed and, if required by SplitCo, the posting by such Person of a bond, in such reasonable amount as SplitCo may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, as applicable, the Merger Consideration and any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(d), in each case pursuant to this Agreement.

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(g) Termination of Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares for six (6) months after the Merger Effective Time shall be delivered to SplitCo, upon demand by SplitCo and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to SplitCo for payment of their claim for (i) the Merger Consideration and (ii) any dividends or other distributions with respect to shares of SplitCo Common Stock in accordance with this Article II. If any Certificate or Book-Entry Share shall not have been surrendered or exchanged, as applicable, immediately prior to such date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(d)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(d)) shall become, to the extent permitted by applicable Law, the property of SplitCo, free and clear of all claims or interest of any Person previously entitled thereto.

(h) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of SplitCo Common Stock (or dividends or other distributions with respect thereto) or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Withholding Taxes. SplitCo, the Surviving Corporation and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of SiriusXM Common Stock or to any other Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by SplitCo, the Surviving Corporation and/or the Exchange Agent, as applicable, and paid over to the appropriate Governmental Authority, such amounts shall be treated for the purposes of this Agreement as having been paid to the holder of shares of SiriusXM Common Stock or other Person, as applicable, in respect of which such deduction and withholding was made.

Section 2.3 SiriusXM Equity Awards.

(a) SiriusXM Stock Options. At the Merger Effective Time, each SiriusXM Stock Option (whether or not vested) that is outstanding and unexercised immediately prior to the Merger Effective Time, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option award to purchase SiriusXM Common Stock and be converted into an option award to purchase SplitCo Common Stock (an “Adjusted SiriusXM Stock Option”) governed by the same terms and conditions (including any applicable vesting requirements) as applied to such SiriusXM Stock Option immediately prior to the Merger Effective Time, except that (1) the number of shares of SplitCo Common Stock subject to such Adjusted SiriusXM Stock Option shall be equal to the product of (x) the SiriusXM Exchange Ratio, multiplied by (y) the number of shares of SiriusXM Common Stock subject to such SiriusXM Stock Option immediately prior to the Merger Effective Time, rounded down to the next whole share of SplitCo Common Stock and (2) the per share exercise price of such Adjusted SiriusXM Stock Option shall be equal to the quotient of (A) the exercise price per share of the SiriusXM Common Stock Option immediately prior to the Merger Effective Time divided by (B) the

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SiriusXM Exchange Ratio, with the result rounded up to the nearest cent. It is the intent of the parties that conversion of each SiriusXM Stock Option to an Adjusted SiriusXM Option shall be effected in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations, and this Section 2.3(a) will be construed consistent with this intent.

(b) SiriusXM Restricted Stock Units. At the Merger Effective Time, each SiriusXM Restricted Stock Unit that is outstanding immediately prior to the Merger Effective Time shall, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit award denominated in shares of SiriusXM Common Stock and be converted into a restricted stock unit award denominated in shares of SplitCo Common Stock (an “Adjusted SiriusXM Restricted Stock Units”), governed by the same terms and conditions (including any applicable service-based or performance-based vesting requirements) as applied to each such SiriusXM Restricted Stock Units immediately prior to the Merger Effective Time, except that the number of shares of SplitCo Common Stock subject to such Adjusted SiriusXM Restricted Stock Units shall be equal to the product of (x) the SiriusXM Exchange Ratio (as defined below), multiplied by (y) the number of shares of SiriusXM Common Stock subject to such SiriusXM Restricted Stock Units immediately prior to the Merger Effective Time, rounded down to the next whole share of SplitCo Common Stock. For the avoidance of doubt, any amounts relating to dividend equivalent rights, if any, that are accrued but unpaid under an outstanding SiriusXM Restricted Stock Units as of immediately prior to the Merger Effective Time shall be converted consistent with the foregoing and remain subject to the same terms and conditions (including any applicable service-based or performance-based vesting requirements) as were applicable under such SiriusXM Restricted Stock Units immediately prior to the Merger Effective Time.

(c) Authorization. Prior to the Merger Effective Time, SiriusXM or the Board of Directors of SiriusXM (or the applicable committee thereof), as applicable, shall adopt resolutions and take all other actions necessary to authorize and direct the treatment of the SiriusXM Equity Awards set forth in this Section 2.3.

Section 2.4 Actions by SplitCo.

(a) At the Merger Effective Time, by virtue of the Merger and without the need of any further corporate action by SplitCo or the Surviving Corporation, SplitCo shall assume the SiriusXM Stock Plans, including all obligations with respect to the SiriusXM Equity Awards outstanding at the Merger Effective Time (adjusted pursuant to Section 2.3). Following the Merger Effective Time, all references in the SiriusXM Stock Plans to “the Company” will be deemed amended to refer instead to SplitCo and the SplitCo Board of Directors or a committee thereof will succeed to the authority and responsibility of the SiriusXM Board of Directors or any applicable committee thereof with respect to the administration of the SiriusXM Stock Plans.

(b) As soon as practicable after the Merger Effective Time, SplitCo shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of SplitCo Common Stock subject to SiriusXM Equity Awards outstanding at the Merger Effective Time (adjusted pursuant to Section 2.3).

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(c) As soon as practicable after the Merger Effective Time, SplitCo shall deliver to the holders of SiriusXM Equity Awards outstanding at the Merger Effective Time (adjusted pursuant to Section 2.3) appropriate notices setting forth such holders’ rights after giving effect to the Merger as described in Section 2.3.

ARTICLE III.
Representations and Warranties of Liberty

Except (a) as set forth in the disclosure schedule delivered by Liberty to SiriusXM simultaneously with the execution of this Agreement (the “Liberty Disclosure Schedule”) and (b) as set forth in the Liberty SEC Documents publicly available and filed with or furnished to the SEC since December 31, 2021 but at least three (3) Business Days prior to the date of this Agreement (excluding any disclosures (i) referenced in the “Forward Looking Statements” section(s), (ii) in any risk factors section and (iii) any other disclosures that are similarly predictive or forward-looking in nature), Liberty represents and warrants to SiriusXM that the statements contained in this Article III, in each case other than with respect to SiriusXM and its Subsidiaries, are true and correct. The Liberty Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III and Article IV, and the disclosure in any section shall be deemed to qualify the numbered and lettered sections contained in this Article III and Article IV that correspond to the section of the Liberty Disclosure Schedule in which such disclosure is set forth as well as any other sections in this Article III and Article IV to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 3.1 Organization, Standing and Corporate Power.

(a) Liberty is (a) a corporation duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business (with respect to Liberty SiriusXM) as currently conducted, and (b) duly qualified or licensed to do business (with respect to Liberty SiriusXM) and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing (in each case, with respect to Liberty SiriusXM), except where the failures to be so qualified, licensed or in good standing have not had a Material Adverse Effect on the SplitCo Business or on SplitCo and its Subsidiaries (“SplitCo Material Adverse Effect”).

(b) Liberty has delivered to SiriusXM correct and complete copies of its certificate of incorporation and bylaws (the “Liberty Charter Documents”), in each case as amended to the date of this Agreement. All such Liberty Charter Documents are in full force and effect and Liberty is not in violation of any of their respective provisions.

Section 3.2 Capitalization.

(a) Prior to the consummation of the Split-Off, the authorized capital stock of Liberty with respect to Liberty SiriusXM consists of 4,075,000,000 shares of Liberty SiriusXM Common Stock, of which 2,000,000,000 are designated as Series A Liberty SiriusXM Common

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Stock, par value $0.01 per share (“Series A Liberty SiriusXM Common Stock”), 75,000,000 are designated as Series B Liberty SiriusXM Common Stock, par value $0.01 per share (“Series B Liberty SiriusXM Common Stock”), and 2,000,000,000 are designated as Series C Liberty SiriusXM Common Stock, par value $0.01 per share (”Series C Liberty SiriusXM Common Stock”, and together with Series A Liberty SiriusXM Common Stock and Series B Liberty SiriusXM Common Stock, “Liberty SiriusXM Common Stock”). At the close of business on December 8, 2023, (i) 98,134,522 shares of Series A Liberty SiriusXM Common Stock were issued and outstanding (which figure includes 706 Series A Liberty SiriusXM Restricted Shares), 9,761,336 shares of Series B Liberty SiriusXM Common Stock were issued and outstanding and 218,682,677 shares of Series C Liberty SiriusXM Common Stock were issued and outstanding (which figure includes 9,170 Series C Liberty SiriusXM Restricted Shares) and (ii) no shares of Liberty SiriusXM Common Stock were held by Liberty in its treasury. In addition, Liberty has authorized 50,000,000 shares of preferred stock, par value $0.01 per share (“Liberty Preferred Stock”), none of which are issued and outstanding. All outstanding shares of Liberty SiriusXM Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Liberty Disclosure Schedule is a correct and complete list, as of the close of business on December 8, 2023, of all outstanding options, restricted stock units or other rights to purchase or receive shares of Liberty SiriusXM Common Stock (excluding Liberty SiriusXM Restricted Shares) granted under the Liberty Stock Plans or otherwise by Liberty, and, for each such option, restricted stock unit or other right (excluding Liberty SiriusXM Restricted Shares), (A) the number of shares of Liberty SiriusXM Common Stock subject thereto and the exercise price thereof, as applicable, and (B) the grant and expiration dates thereof, as applicable, and the name of the holder thereof. Since December 8, 2023, Liberty has not issued any shares of Liberty SiriusXM Common Stock, or any securities convertible into or exchangeable or exercisable for any shares of Liberty SiriusXM Common Stock, other than pursuant to the exercise of outstanding options or vesting of restricted stock units referred to above in this Section 3.2(a) or as is contemplated by Section 6.2(a)(i).

(b) Except as expressly provided by any Transaction Agreement, except as expressly provided in Section 3.2(a) and except in connection with any obligations for the net settlement of or withholding obligations relating to any options, Liberty SiriusXM Restricted Shares, restricted stock units or other rights to purchase or receive shares of Liberty SiriusXM Common Stock, in each case, set forth on Section 3.2(a) of the Liberty Disclosure Schedule (or, with respect to Liberty SiriusXM Restricted Shares, set forth in Section 3.2(a)) or issued after the date hereof as expressly permitted by this Agreement, there are no outstanding obligations of Liberty or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Liberty SiriusXM Common Stock (or any options, warrants or other rights to acquire any shares of Liberty SiriusXM Common Stock) other than Liberty SiriusXM Restricted Shares that may be forfeited by their terms.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) Liberty has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, and, subject to obtaining the Liberty Stockholder Approval, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Liberty of this Agreement and each other Transaction Agreement to which it is a party, and the

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consummation by it of the Transactions, have been duly authorized and approved by Liberty’s Board of Directors, and subject to the effectiveness of the Liberty Stockholder Approval, SplitCo Stockholder Consent, Merger Sub Member Consent and Sirius Stockholder Consent, no other corporate action on the part of Liberty is necessary to authorize the execution, delivery and performance by Liberty of this Agreement and each other Transaction Agreement to which it is a party and the consummation by it of the Transactions. This Agreement and each other Transaction Agreement to which it is a party has been duly executed and delivered by Liberty and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Liberty, enforceable against Liberty in accordance with each of their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b) Except as set forth in Section 3.3(b) of the Liberty Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by Liberty nor the consummation by Liberty of the Transactions, nor compliance by Liberty with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will:

(i) conflict with or violate any provision of the Liberty Charter Documents;

(ii) violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under (including any right of any security holder to put to or require Liberty or any of its Subsidiaries to purchase such securities), or result in the creation of any Lien upon any of the properties or assets of Liberty or any of its Subsidiaries (in each case, with respect to Liberty SiriusXM) or under any of the terms, conditions or provisions of any material Contract to which Liberty or any of its Subsidiaries is a party or pursuant to which any of their respective properties or assets are bound (in each case, with respect to Liberty SiriusXM), except in any such case other than Liberty SiriusXM Indebtedness Agreements for any such conflicts, violations, breaches, defaults or occurrences which would not prevent or materially delay the performance of this Agreement or the other Transaction Agreements by Liberty or the consummation of the Transactions;

(iii) assuming the approvals required under Section 3.3(b)(iv) are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to Liberty or any of its Subsidiaries, or any of their respective properties or assets; or

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(iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of the registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”) by SplitCo in connection with the issuance of shares of SplitCo Common Stock in the Split-Off and Merger, which shall contain a prospectus and a proxy statement relating to the Liberty Stockholders Meeting to obtain the Liberty Stockholder Approval (as amended or supplemented from time to time, the “Prospectus / Proxy Statement”), and shall also contain (1) a notice to the stockholders of SiriusXM pursuant to Section 228(e) of the DGCL and (2) a Schedule 14C (Information Statement), in each case, with respect to the SiriusXM Stockholder Consent and Merger), (B) the filing with the SEC of (1) a Form 8-A to register the SplitCo Common Stock, (2) a Form 25 to delist the SiriusXM Common Stock and a Form 15 to terminate the registration of SiriusXM and (3) filings required under Section 16 and Section 13(d) of the Exchange Act in connection with the Transactions, (C) prior to the Split-Off Effective Time, the filing with the Secretary of State of the State of Delaware of the SplitCo A&R Charter, (D) after the Merger Effective Time, the filing of a registration statement on Form S-8 by SplitCo with respect to the shares of SplitCo Common Stock issuable upon exercise of the SiriusXM Stock Options assumed by SplitCo and issuable upon exercise of the SplitCo option awards (as defined in the Reorganization Agreement) and as to which Form S-8 is available, (E) other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of Nasdaq, (F) filings by Liberty required under, and compliance with other applicable requirements of, the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions and (G) approval of the Transactions under the Communications Act (the “Liberty FCC Approvals”) and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay the performance of this Agreement or the other Transaction Agreements by Liberty or the consummation of the Transactions.

(c) The Board of Directors of Liberty acting by unanimous written consent has (i) approved and declared advisable and in the best interests of Liberty and its stockholders (including the holders of Liberty SiriusXM Common Stock) (A) the Split-Off and the transactions contemplated thereby (including the transactions contemplated by the Reorganization Agreement) and (B) this Agreement, each of the other Transaction Agreements to which Liberty is a party, and the transactions contemplated hereby and thereby (including the Merger and the Transactions), and (ii) resolved to recommend that holders of Series A Liberty SiriusXM Common Stock and Series B Liberty SiriusXM Common Stock, voting together as a separate class, approve the Split-Off (subject to Section 6.4(c)).

(d) No Default (as defined in the Liberty SiriusXM Indebtedness Agreements) has occurred and is continuing or Event of Default (as defined in the Liberty SiriusXM Indebtedness Agreements) has occurred, and immediately after giving effect to the Transactions (assuming the actions set forth in Section 3.3(b) of the Liberty Disclosure Schedule have occurred), there shall be no Default or Event of Default, under the Liberty SiriusXM Indebtedness Agreements. Section 3.3(d) of the Liberty Disclosure Schedule sets forth a true and complete list of all indebtedness for borrowed money of Liberty or any of its Subsidiaries with respect to the

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SplitCo Business and, as of the date hereof, the principal amount thereof and all accrued interest thereon.

(e) The affirmative vote (in person or by proxy) of the holders of record of a majority of the aggregate voting power of the shares of the Series A Liberty SiriusXM Common Stock and Series B Liberty SiriusXM Common Stock, voting together as a separate class, that are present (in person or by proxy) and entitled to vote at the Liberty Stockholders Meeting or any adjournment or postponement thereof, in favor of the approval of the Redemption (the “Liberty Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of Liberty that is legally required to approve the Transactions.

Section 3.4 Liberty SEC Documents; Financial Statements.

(a) As of their respective dates (or, if amended prior to the date hereof, as of such amendment date), all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by Liberty under the Securities Act or under the Exchange Act, in each case, to the extent relating to or affecting Liberty SiriusXM or the Transactions (the “Liberty SEC Documents”), complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Liberty SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2021, Liberty has timely filed all reports and other filings required to be filed with the SEC under the rules and regulations of the SEC. The books and records of Liberty and its Subsidiaries (with respect to Liberty SiriusXM) have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Liberty SEC Documents (including any related notes and schedules) solely as they relate to Liberty SiriusXM fairly present in all material respects the financial position of Liberty SiriusXM as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, subject, where appropriate, to normal, recurring year-end adjustments in each case in accordance with past practice and GAAP during the periods involved (except as otherwise stated therein) (none of which are material, individually or in the aggregate to the Knowledge of Liberty). Each of the foregoing representations in this Section 3.4(a) is made only with respect to information relating to assets and liabilities attributed to Liberty SiriusXM and with “materiality” being defined by reference to Liberty SiriusXM.

(b) From the date of the most recent audited balance sheet or unaudited balance sheet (the “Liberty Balance Sheet Date”) included in the Liberty SEC Documents to the date hereof, except as set forth in Section 3.4(b) of the Liberty Disclosure Schedule, (i) the business of Liberty attributed to Liberty SiriusXM has been conducted in the ordinary course of business consistent with past practices, (ii) there has not been any event, circumstance, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material impact on the business of Liberty attributed to Liberty SiriusXM; provided that SiriusXM’s business, assets, properties, liabilities, results of operations or financial condition and any Event with respect thereto shall be excluded for purposes of any determination as to the existence of a “material impact” with respect to the business of Liberty attributed to Liberty SiriusXM, (iii)

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neither Liberty nor a Subsidiary of Liberty as it relates to Liberty SiriusXM has waived, released, compromised or settled any right or claim of substantial value to Liberty, any of its Subsidiaries or any other Person and (iv) neither Liberty nor a Subsidiary of Liberty as it relates to Liberty SiriusXM has engaged in any transaction or taken any other action except in the ordinary course of business consistent with past practices.

(c) To the Knowledge of Liberty, there are no Liabilities of Liberty and its Subsidiaries attributed to Liberty SiriusXM, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability, other than (i) Liabilities disclosed or provided for in the most recent audited consolidated financial statements and unaudited consolidated interim financial statements included in the Liberty SEC Documents; (ii) Liabilities for Taxes; (iii) Liabilities set forth in Section 3.4(c) of the Liberty Disclosure Schedule; and (iv) Liabilities incurred in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, relative to the business of Liberty attributed to Liberty SiriusXM; provided that (A) in no event shall any Liability of SiriusXM or any of its Subsidiaries be deemed a Liability of Liberty or any of its Subsidiaries for purposes of this Section 3.4(c) and (B) SiriusXM’s business, assets, properties, liabilities, results of operations or financial condition and any Event with respect thereto shall be excluded for purposes of any determination as to the existence of a “material impact” with respect to the business of Liberty attributed to Liberty SiriusXM.

Section 3.5 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Liberty specifically for inclusion in or incorporation by reference in, and which is included in or incorporated by reference in, (a) the Form S-4 will, at the time (i) that the Form S-4 or any amendments or supplements thereto are filed with the SEC, (ii) the Form S-4 becomes effective under the Securities Act, (iii) of the Liberty Stockholders Meeting, (iv) of the Split-Off and (v) of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading, and (b) the Prospectus / Proxy Statement will, on the date it is first mailed to stockholders of Liberty and at the time of the Liberty Stockholders Meeting (or filing with the SEC (as applicable)), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication. The Form S-4 and Prospectus / Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act. Notwithstanding the foregoing, Liberty makes no representation or warranty with respect to information supplied by or on behalf of SiriusXM for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.6 Brokers and Other Advisors. Except for JPMorgan Chase & Co. (“JPMorgan”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Liberty or any of its Subsidiaries.

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Section 3.7 Liberty Owned SiriusXM Shares.

(a) As of the date hereof, all of the shares of SiriusXM capital stock Beneficially Owned by Liberty (excluding, for the avoidance of doubt, any shares owned by the executive officers and directors of Liberty in their respective individual capacities or through entities for estate planning purposes) are owned as follows: (i) 1,000,000,000 shares of SiriusXM Common Stock are Beneficially Owned by Liberty SIRI Marginco, LLC, a Delaware limited liability company (“Liberty SIRI Marginco”), and (ii) 2,205,832,796 shares of SiriusXM Common Stock are Beneficially Owned by Liberty Radio, each wholly owned Subsidiaries of Liberty. All of the shares of SiriusXM capital stock Beneficially Owned by Liberty (excluding, for the avoidance of doubt, any shares Beneficially Owned by the executive officers and directors of Liberty in their respective individual capacities or through entities for estate planning purposes) are owned free and clear of any and all Liens, other than those Liens securing obligations under the Margin Loan Agreement. Except as provided for in this Section 3.7, as of the date hereof, Liberty does not Beneficially Own any other shares of SiriusXM capital stock or any options or other rights to purchase or receive shares of SiriusXM capital stock (excluding, for the avoidance of doubt, any shares, options or other rights to purchase or receive shares of SiriusXM capital stock owned by the executive officers and directors of Liberty in their respective individual capacities or through entities for estate planning purposes). Immediately following the Split-Off and prior to the Merger Effective Time, SplitCo and its Subsidiaries will have good and valid title to the Liberty Owned SiriusXM Shares, free and clear of any and all Liens (other than Liens securing obligations under the Margin Loan Agreement and restrictions set forth in this Agreement), and Liberty will have no right, title or interest in or to the Liberty Owned SiriusXM Shares.

(b) (i) Except for the 2.75% Exchangeable Senior Debentures, Liberty has not entered into or acquired any derivative Contract with respect to any shares of SiriusXM Common Stock, other than the shares described in the first sentence of Section 3.7(a), and (ii) Liberty has not entered into any other hedging or other similar transaction that has the effect of providing Liberty with the economic benefits, voting rights or risks of ownership of any shares of SiriusXM Common Stock, other than the shares described in the first sentence of Section 3.7(a), in each case, which remains outstanding or in effect.

Section 3.8 Solvency. Immediately prior to, and after, the Closing, (a) the fair value of the assets of Liberty and each of its Subsidiaries will exceed each of its respective Liabilities, (b) each of Liberty and its Subsidiaries will be able to pay its Liabilities, as such Liabilities become absolute and matured and (c) neither Liberty nor any of its Subsidiaries will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 3.9 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) applicable to Liberty is applicable to the Transactions. The action of the Board of Directors of Liberty in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

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Section 3.10 Tax Matters.

(a) Except as would not reasonably be expected to have a SplitCo Material Adverse Effect:

(i) (A) All Tax Returns required to be filed with any Taxing Authority by or on behalf of SplitCo or any of the Contributed Subsidiaries, or with respect to the SplitCo Assets or the SplitCo Business, have been timely filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (B) all such Tax Returns are true, accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; (C) all Taxes due and payable (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, independent contractor or other third party) by SplitCo or any of the Contributed Subsidiaries, or in respect of the SplitCo Assets or SplitCo Business, have been timely paid (or collected or withheld and remitted) to the appropriate Taxing Authority, except for Taxes or Tax matters being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (D) no written claim has been made by any Taxing Authority in a jurisdiction where a Tax Return is not filed by or on behalf of SplitCo or any of the Contributed Subsidiaries, or with respect to the SplitCo Assets or the SplitCo Business, that SplitCo, any of the Contributed Subsidiaries, the SplitCo Assets or the SplitCo Business is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction; and (E) there are no Liens on any of the SplitCo Assets or the SplitCo Business that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens that arise by operation of Law for Taxes not yet due and payable);

(ii) All applicable Laws relating to the payment and withholding of Taxes by SplitCo or any of the Contributed Subsidiaries, or with respect to the SplitCo Assets or the SplitCo Business, have been complied with and all amounts required to be so withheld and paid over under all applicable Laws have been, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities;

(iii) (A) No outstanding written claim has been received by, and no audit, Action, suit or proceeding is in progress, against or with respect to SplitCo, any of the Contributed Subsidiaries, the SplitCo Assets or the SplitCo Business in respect of any Tax; and (B) all deficiencies, assessments or proposed adjustments asserted against SplitCo, any of the Contributed Subsidiaries, the SplitCo Assets or SplitCo Business by any Taxing Authority have been paid or fully and finally settled;

(iv) Neither SplitCo nor any of the Contributed Subsidiaries (A) is a party to any tax sharing, tax allocation or tax indemnification agreement (other than the Liberty Tax Sharing Policies, the Tax Sharing Agreement and the Sirius/Liberty Tax Sharing Agreement) or (B) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in a Liberty Combined Group;

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(v) None of SplitCo, any of the Contributed Subsidiaries or any other entity holding SplitCo Assets or a SplitCo Business has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(vi) Neither SplitCo nor any of the Contributed Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Taxing Authority that will remain in effect with respect to SplitCo, any of the Contributed Subsidiaries, the SplitCo Assets or the SplitCo Business after the Closing; and

(vii) Other than in connection with the ABHI Split-Off or the Split-Off, during the two-year period ending on the date of this Agreement, none of SplitCo, any of the Contributed Subsidiaries or any other entity holding SplitCo Assets or a SplitCo Business has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code.

(b) Liberty has complied in all material respects with its obligations under the Sirius/Liberty Tax Sharing Agreement.

(c) As of the date of this Agreement, Liberty is not aware of any fact, agreement, plan or other circumstance that could reasonably be expected to (i) prevent or preclude the exchanges of SiriusXM Common Stock for the Merger Consideration pursuant to the Merger, taken together with the Contribution, from qualifying for the Merger Intended Tax Treatment, (ii) cause the Split-Off to fail to qualify for the Split-Off Intended Tax Treatment or (iii) prevent or preclude Liberty from delivering the Liberty Split-Off Representation Letters or SplitCo from delivering the SplitCo Merger Representation Letter or the SplitCo Split-Off Representation Letters.

Section 3.11 Absence of Operations. Liberty Radio and Liberty SIRI Marginco have conducted no activities prior to the Split-Off Effective Time other than as provided in Section 3.11 of the Liberty Disclosure Schedule.

Section 3.12 Investigation; Reliance. Liberty hereby acknowledges and agrees that SiriusXM makes no representations or warranties to Liberty, express or implied, other than those representations and warranties set forth in this Agreement and the other Transaction Agreements. Liberty hereby expressly acknowledges and agrees that, except in the case of fraud or willful breach, neither SiriusXM nor any Person will have or be subject to any liability to Liberty or any other Person resulting from any statements or communications by SiriusXM or any of its Affiliates or Representatives with respect to any matter in connection with its investigation or evaluation of the Transactions, including any information, document or material made available in any offering memorandum, in any “data room,” in any management presentations or in any other form, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Agreements.

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ARTICLE IV.
Representations and Warranties of SplitCo and Merger Sub

Except (a) as set forth in the Liberty Disclosure Schedule and (b) as set forth in the Liberty SEC Documents publicly available and filed with or furnished to the SEC since December 31, 2021 but at least three (3) Business Days prior to the date of this Agreement (excluding any disclosures (i) referenced in the “Forward Looking Statements” section(s), (ii) in any risk factors section and (iii) any other disclosures that are similarly predictive or forward-looking in nature), each of SplitCo and Merger Sub represents and warrants to SiriusXM that the statements contained in this Article IV, in each case other than with respect to SiriusXM and its Subsidiaries, are true and correct.

Section 4.1 Organization, Standing and Power.

(a) Each of SplitCo, Merger Sub and, as of the Split-Off Effective Time, SplitCo’s other Subsidiaries is (a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate or other power, as the case may be, and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing have not had a SplitCo Material Adverse Effect.

(b) As of the date hereof, Merger Sub is SplitCo’s only Subsidiary. Section 4.1(b) of the Liberty Disclosure Schedule lists all Subsidiaries of SplitCo together with (i) the jurisdiction of organization of each such Subsidiary and (ii) in the case of Subsidiaries that are not wholly owned by SplitCo, the percentage owned by SplitCo, or in the case of an indirect Subsidiary, the percentage owned by a Subsidiary of SplitCo, in each case as of the Split-Off Effective Time. As of the Split-Off Effective Time, except as set forth in Section 4.1(b) of the Liberty Disclosure Schedule, (A) SplitCo does not have and has never had any direct or indirect Subsidiaries, (B) SplitCo does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person (other than any ownership in a Person directly or indirectly through SiriusXM) and (C) all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of SplitCo have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by SplitCo free and clear of all Liens.

(c) SplitCo (i) has delivered to SiriusXM correct and complete copies of (1) the SplitCo Charter and the SplitCo Bylaws (the “SplitCo Charter Documents”), in each case, as amended to the date of this Agreement and without giving effect to the Split-Off and (2) the certificate of formation and limited liability company operating agreement (collectively, the “Merger Sub Organizational Documents”) and (ii) will deliver to SiriusXM correct and complete copies of the certificates of incorporation, bylaws and stockholders’ or governance agreements (or comparable organizational documents) of each of its other Subsidiaries as of the Split-Off Effective Time (the “SplitCo Subsidiary Documents”). As of the date of this Agreement, the SplitCo Charter Documents and the Merger Sub Organizational Documents are in full force and effect and neither SplitCo nor Merger Sub, as applicable, is in violation of any of their respective provisions. As of the Split-Off Effective Time, the SplitCo Public Charter Documents and all of the SplitCo Subsidiary Documents, as applicable, will be in full force and effect and none of

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SplitCo, Merger Sub or SplitCo’s other Subsidiaries will be in violation of any of their respective provisions.

Section 4.2 Capitalization.

(a) Prior to the consummation of the Split-Off, the authorized capital stock of SplitCo consists of 1,000 shares of common stock, par value $0.001 per share, all of the issued and outstanding shares of which are held directly by Liberty prior to the Split-Off. Immediately following the consummation of the Split-Off, except as set forth in Section 4.2(a) of the Liberty Disclosure Schedule, (i) there will be a number of shares of SplitCo Common Stock outstanding equal to the sum of (A) the product of the number of shares of Series A Liberty SiriusXM Common Stock issued and outstanding immediately prior to the Split-Off Effective Time multiplied by the Exchange Ratio (as defined in the Reorganization Agreement), rounded up to the next whole share of SplitCo Common Stock plus (B) the product of the number of shares of Series B Liberty SiriusXM Common Stock issued and outstanding immediately prior to the Split-Off Effective Time multiplied by the Exchange Ratio, rounded up to the next whole share of SplitCo Common Stock plus (C) the product of the number of shares of Series C Liberty SiriusXM Common Stock issued and outstanding immediately prior to the Split-Off Effective Time multiplied by the Exchange Ratio, rounded up to the next whole share of SplitCo Common Stock (ii) there will be a number of options to purchase SplitCo Common Stock equal to the number of Liberty SiriusXM Stock Options outstanding as of the Redemption Date multiplied by the Exchange Ratio (as defined in the Reorganization Agreement), rounded down for each option award to the next whole share of SplitCo Common Stock, in each case of (i) and (ii), as more fully described in, and subject to the terms of, Sections 2.1(h), 2.4(b), 2.4(c) and 2.4(d), as applicable, of the Reorganization Agreement, (iii) no shares of SplitCo Common Stock will be held by SplitCo in its treasury and (iv) no shares of preferred stock of SplitCo will be issued or outstanding. All outstanding shares of SplitCo Common Stock are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights. Prior to the consummation of the Split-Off, except as set forth in this Section 4.2, as expressly permitted under Section 6.2(a)(i) or Section 6.2(a)(i) of the Liberty Disclosure Schedule and as expressly provided by the Reorganization Agreement, there are no shares of capital stock, voting securities or equity interests of SplitCo issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of SplitCo, including any representing the right to purchase or otherwise receive any SplitCo Common Stock. Except as expressly provided by any Transaction Agreement or as set forth in Section 4.2(a) of the Liberty Disclosure Schedule, there are no outstanding obligations of SplitCo or, as of the Split-Off Effective Time, any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of SplitCo or any of its Subsidiaries.

(b) There are no issued or outstanding bonds, debentures, notes or other indebtedness of SplitCo or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of SplitCo or any of its Subsidiaries may vote other than, as of the Split-Off Effective Time, to the extent outstanding, (i) the 2.75%

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Exchangeable Senior Debentures, (ii) the 3.75% Convertible Senior Notes and (iii) any indebtedness permitted to be incurred pursuant to Section 6.2.

(c) All of the authorized, issued and outstanding limited liability company interests of Merger Sub are held directly by SplitCo, which is the sole and managing member of Merger Sub. All issued and outstanding limited liability company interests of Merger Sub are duly authorized, validly issued, and not subject to preemptive rights. Other than as set forth in the first sentence of this Section 4.2(c), there are no limited liability company interests, voting securities or other equity interests of Merger Sub issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any limited liability company interests, voting securities or other equity interests of Merger Sub, including any representing the right to purchase or otherwise receive any limited liability company interests of Merger Sub.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of SplitCo and Merger Sub has all necessary corporate and limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the effectiveness of the SplitCo Stockholder Consent and Merger Sub Member Consent, to consummate the Transactions. The execution, delivery and performance by each of SplitCo and Merger Sub of this Agreement and each of the other Transaction Agreements to which SplitCo and/or Merger Sub, as applicable, is a party, and the consummation by each of SplitCo and Merger Sub of the Transactions, have been duly authorized and approved by SplitCo’s Board of Directors and the sole member of Merger Sub, and subject to the effectiveness of the SplitCo Stockholder Consent and Merger Sub Member Consent, no other corporate or limited liability company action on the part of SplitCo or Merger Sub is necessary to authorize the execution, delivery and performance by each of SplitCo and Merger Sub of this Agreement, each of the other Transaction Agreements to which SplitCo and/or Merger Sub, as applicable, is a party and the consummation by SplitCo and Merger Sub of the Transactions. This Agreement and each of the other Transaction Agreements to which SplitCo and/or Merger Sub is a party, as applicable, have been duly executed and delivered by SplitCo and/or Merger Sub, as applicable, and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of SplitCo and/or Merger Sub, as applicable, enforceable against SplitCo and/or Merger Sub, as applicable, in accordance with its and their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

(b) Except as set forth in Section 4.3(b) of the Liberty Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other applicable Transaction Agreements by each of SplitCo and Merger Sub or, as of the Split-Off Effective Time, any of SplitCo’s other Subsidiaries nor the consummation by SplitCo, Merger Sub or, as of the Split-Off Effective Time, any of its other Subsidiaries of the Transactions, nor compliance by SplitCo, Merger Sub or, as of the Split-Off Effective Time, any of its other Subsidiaries with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will:

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(i) conflict with or violate any provision of the SplitCo Charter Documents, the Merger Sub Organizational Documents or, as of the Split-Off Effective Time, any provision of the SplitCo Subsidiary Documents or the SplitCo Public Charter Documents;

(ii) violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under (including any right of any security holder to put or require SplitCo, Merger Sub or any of SplitCo’s other Subsidiaries to purchase such securities), or result in the creation of any Lien upon any of the properties or assets of SplitCo, Merger Sub or, as of the Split-Off Effective Time, any of SplitCo’s other Subsidiaries or under any of the terms, conditions or provisions of any material Contract to which SplitCo, Merger Sub or, as of the Split-Off Effective Time, any of SplitCo’s other Subsidiaries is a party or pursuant to which any of their respective properties or assets are bound, except in the case of any such material Contract other than Liberty SiriusXM Indebtedness Agreements for any such conflicts, violations, breaches, defaults or occurrences which would not have a material adverse effect on the SplitCo Business, SplitCo and SplitCo’s Subsidiaries or prevent or materially delay the performance of this Agreement or the other Transaction Agreements by SplitCo or Merger Sub or the consummation of the Transactions; provided that SiriusXM’s business, assets, properties, liabilities, results of operations or financial condition and any Event with respect thereto shall be excluded for purposes of any determination as to the existence of a “material adverse effect” with respect to the SplitCo Business, SplitCo and SplitCo’s Subsidiaries;

(iii) assuming the approvals required under Section 4.3(b)(iv) are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to SplitCo, Merger Sub or, as of the Split-Off Effective Time, any of SplitCo’s other Subsidiaries, or any of their respective properties or assets; or

(iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of each of the Form S-4 and the Prospectus / Proxy Statement, (B) the filing with the SEC of (1) a Form 8-A to register the SplitCo Common Stock, (2) a Form 25 to delist the SiriusXM Common Stock and a Form 15 to terminate the registration of SiriusXM and (3) filings required under Section 16 and Section 13(d) of the Exchange Act in connection with the Transactions, (C) prior to the Split-Off Effective Time, the filing with the Secretary of State of the State of Delaware of the SplitCo A&R Charter, (D) after the Merger Effective Time, the filing of a registration statement on Form S-8 by SplitCo with respect to the shares of SplitCo Common Stock issuable upon exercise of the SiriusXM Stock Options assumed by SplitCo and issuable upon exercise of the SplitCo option awards and as to which Form S-8 is available, (E) other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of Nasdaq, (F) the filing of the

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Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, (G) filings by SplitCo required under, and compliance with other applicable requirements of, the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions and (H) approval of the Transactions under the Communications Act (the “SplitCo FCC Approvals”) and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a SplitCo Material Adverse Effect or prevent or materially delay the performance of this Agreement or the other Transaction Agreements by SplitCo or Merger Sub or the consummation of the Transactions.

(c) On or prior to the date hereof, the Board of Directors of SplitCo, acting by unanimous written consent, approved and declared advisable and in the best interests of its sole stockholder, this Agreement, each of the other Transaction Agreements to which SplitCo is a party, and the transactions contemplated hereby and thereby (including the Merger and the Transactions).

(d) The Merger Sub Member Consent is the only approval necessary for Merger Sub to enter into and approve this Agreement and approve the Merger.

Section 4.4 Absence of Operations. Other than as provided in Section 4.4 of the Liberty Disclosure Schedule, prior to the Split-Off Effective Time, (a) SplitCo has conducted no activities other than in connection with the Transactions (including the execution and delivery of this Agreement or the Transaction Agreements to which it is or will be a party) or its activities and business operations conducted by SiriusXM and its Subsidiaries and (b) Merger Sub has conducted no activities other than in connection with the Transactions (including the execution and delivery of this Agreement or the Transaction Agreements to which it is or will be a party).

Section 4.5 Investigation; Reliance. Each of SplitCo and Merger Sub hereby acknowledges and agrees that SiriusXM makes no representations or warranties to SplitCo or Merger Sub, express or implied, other than those representations and warranties set forth in this Agreement and the other Transaction Agreements. Each of SplitCo and Merger Sub hereby expressly acknowledges and agrees that, except in the case of fraud or willful breach, neither SiriusXM nor any Person will have or be subject to any liability to SplitCo, Merger Sub or any other Person resulting from any statements or communications by SiriusXM or any of its Affiliates or Representatives with respect to any matter in connection with its investigation or evaluation of the Transactions, including any information, document or material made available in any offering memorandum, in any “data room,” in any management presentations or in any other form, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Agreements.

ARTICLE V.
Representations and Warranties of SiriusXM

Except (a) as set forth in the disclosure schedule delivered by SiriusXM to Liberty and SplitCo simultaneously with the execution of this Agreement (the “SiriusXM Disclosure Schedule”) and (b) as set forth in the SiriusXM SEC Documents publicly available and filed with or furnished to the SEC since December 31, 2021 but at least three (3) Business Days prior to the

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date of this Agreement (excluding any disclosures (i) referenced in the “Forward Looking Statements” section(s), (ii) in any risk factors section and (iii) any other disclosures that are similarly predictive or forward-looking in nature), SiriusXM represents and warrants to Liberty, SplitCo and Merger Sub that the statements contained in this Article V are true and correct. The SiriusXM Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article V, and the disclosure in any section shall be deemed to qualify the numbered and lettered sections contained in this Article V that correspond to the section of the SiriusXM Disclosure Schedule in which such disclosure is set forth as well as any other sections in this Article V to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 5.1 Organization, Standing and Corporate Power.

(a) SiriusXM is (a) a corporation duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing have not had a Material Adverse Effect on SiriusXM (“SiriusXM Material Adverse Effect”).

(b) Section 5.1(b) of the SiriusXM Disclosure Schedule lists all Subsidiaries of SiriusXM together with (i) the jurisdiction of organization of each such Subsidiary and (ii) in the case of Subsidiaries that are not wholly owned by SiriusXM, the percentage owned by SiriusXM, or in the case of an indirect Subsidiary, the percentage owned by a Subsidiary of SiriusXM. Except as set forth in Section 5.1(b) of the SiriusXM Disclosure Schedule, all of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of SiriusXM have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by SiriusXM free and clear of all Liens. Except as set forth in Section 5.1(b) of the SiriusXM Disclosure Schedule, SiriusXM does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) SiriusXM has delivered to Liberty correct and complete copies of its certificate of incorporation and bylaws (the “SiriusXM Charter Documents”), as amended to the date of this Agreement. All such SiriusXM Charter Documents and the certificates of incorporation, bylaws and stockholders’ or governance agreements (or comparable organizational documents) of each of its Subsidiaries (the “SiriusXM Subsidiary Documents”) are in full force and effect and neither SiriusXM nor any of its Subsidiaries is in violation of any of their respective provisions.

Section 5.2 Capitalization.

(a) The authorized capital stock of SiriusXM consists of 9,000,000,000 shares of SiriusXM Common Stock and 50,000,000 shares of preferred stock, par value $0.001 per share (the “SiriusXM Preferred Stock”). At the close of business on December 7, 2023, (i)

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3,841,384,374 shares of SiriusXM Common Stock were issued and outstanding, (ii) 0 shares of SiriusXM Common Stock were held by SiriusXM in its treasury, (iii) 318,063,356 shares of SiriusXM Common Stock were reserved for issuance under the SiriusXM Stock Plans (of which 215,211,607 shares of SiriusXM Common Stock were subject to either outstanding options to purchase, or restricted stock units with respect to, shares of SiriusXM Common Stock granted under the SiriusXM Stock Plan), and (iv) no shares of SiriusXM Preferred Stock were issued or outstanding. All outstanding shares of SiriusXM Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 5.2(a) of the SiriusXM Disclosure Schedule is a correct and complete list, as of December 7, 2023, of all outstanding options, restricted stock units or other rights to purchase or receive shares of SiriusXM Common Stock granted under the SiriusXM Stock Plans or otherwise, and, for each such option, restricted stock unit or other right, (A) the number of shares of SiriusXM Common Stock subject thereto and the exercise price thereof, as applicable, and (B) the grant and expiration dates thereof, as applicable, and the name of the holder thereof. Since December 7, 2023, SiriusXM has not issued any shares of SiriusXM capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of SiriusXM capital stock, voting securities or equity interests, other than pursuant to the exercise of outstanding options or the vesting of restricted stock units referred to above in this Section 5.2(a) or as permitted under Section 6.3.

(b) Except as set forth in Section 5.2(b) of the SiriusXM Disclosure Schedule, there are no outstanding obligations of SiriusXM or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of SiriusXM.

(c) There are no issued or outstanding bonds, debentures, notes or other indebtedness of SiriusXM or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of SiriusXM or any of its Subsidiaries may vote.

Section 5.3 Authority; Noncontravention; Voting Requirements.

(a) SiriusXM has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to the effectiveness of the SiriusXM Stockholder Consent, to perform its obligations hereunder and thereunder, and, subject to the effectiveness of the SiriusXM Stockholder Consent to consummate the Transactions. The execution, delivery and performance by SiriusXM of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by it of the Transactions, have been duly authorized and approved by SiriusXM’s Board of Directors and the Special Committee and, subject to the effectiveness of, the SiriusXM Stockholder Consent, no other corporate action on the part of SiriusXM is necessary to authorize the execution, delivery and performance by SiriusXM of this Agreement, each of the other Transaction Agreements to which it is a party and the consummation by it of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party have been duly executed and delivered by SiriusXM and, assuming due authorization, execution and delivery

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hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of SiriusXM, enforceable against SiriusXM in accordance with its and their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

(b) Except as set forth in Section 5.3(b) of the SiriusXM Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by SiriusXM nor the consummation by SiriusXM of the Transactions, nor compliance by SiriusXM with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will:

(i) conflict with or violate any provision of the SiriusXM Charter Documents or any provision of the SiriusXM Subsidiary Documents;

(ii) violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of SiriusXM or any of its Subsidiaries or under any of the terms, conditions or provisions of any material Contract to which SiriusXM or any of its Subsidiaries is a party or pursuant to which any of their respective properties or assets are bound, except for any such conflicts, violations, breaches, defaults or occurrences which would not, individually or in the aggregate, have a SiriusXM Material Adverse Effect or prevent or materially delay the performance of this Agreement or the other Transaction Agreements by SiriusXM or the consummation of the Transactions;

(iii) assuming the approvals required under Section 5.3(b)(iv) are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to SiriusXM or any of its Subsidiaries, or any of their respective properties or assets; or

(iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of each of the Form S-4 and the Prospectus / Proxy Statement, (B) the filing with the SEC of (1) the Form 8-A to register the SplitCo Common Stock, (2) of a Form 25 to delist the SiriusXM Common Stock and a Form 15 to terminate the registration of SiriusXM and (3) of filings required under Section 16 and Section 13(d) of the Exchange Act in connection with the Transactions, (C) prior to the Split-Off Effective time, the filing with the Secretary of State of the State of Delaware of the SplitCo A&R Charter, (D) after the Merger Effective Time, the filing of a registration statement on Form S-8 by SplitCo with respect to the shares of SplitCo Common Stock issuable upon exercise of the SiriusXM Stock Options assumed by SplitCo and issuable upon exercise of the SplitCo option awards and as to which Form S-8 is available, (E) other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of Nasdaq, (F) filings by SiriusXM required under, and compliance with other applicable requirements of,

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the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions and (G) approval of the Transactions under the Communications Act (the “SiriusXM FCC Approvals” and collectively with the Liberty FCC Approvals and the SplitCo FCC Approvals, the “Requisite FCC Approvals”) and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a SiriusXM Material Adverse Effect or prevent or materially delay the performance of this Agreement or the other Transaction Agreements by SiriusXM or the consummation of the Transactions.

(c) The Special Committee has approved, and declared advisable and in the best interests of SiriusXM and its stockholders (other than Liberty, SplitCo or any of their respective Subsidiaries), this Agreement, including the Merger, each of the other Transaction Agreements to which SiriusXM is a party and the Transactions, and has recommended that the Board of Directors of SiriusXM approve this Agreement, including the Merger, each of the other Transaction Agreements to which SiriusXM is a party and the Transactions. At a meeting of the Board of Directors of SiriusXM duly called and held, the Board of Directors of SiriusXM unanimously (i) approved and declared advisable and in the best interests of SiriusXM and its stockholders this Agreement, each of the other Transaction Agreements to which SiriusXM is a party, and the transactions contemplated hereby and thereby (including the Merger and the other Transactions), and (ii) resolved to recommend that the stockholders of SiriusXM adopt this Agreement and approve the Merger.

(d) The affirmative vote (in person or by proxy) or action by written consent of the holders of record of a majority of the shares of SiriusXM Common Stock outstanding on the record date for such meeting or any adjournment or postponement thereof, or on the date of such written consent, as applicable, in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of SiriusXM which is legally required to adopt this Agreement and approve the Merger.

Section 5.4 SiriusXM SEC Documents.

(a) As of their respective dates (or, if amended prior to the date hereof, as of such amendment date), all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by SiriusXM under the Securities Act or under the Exchange Act (the “SiriusXM SEC Documents”) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of such SiriusXM SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2021, SiriusXM has timely filed all reports and other filings required to be filed with the SEC under the rules and regulations of the SEC. The books and records of SiriusXM and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the SiriusXM SEC Documents (including any related notes and schedules) fairly present in all material respects the financial position of SiriusXM and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in

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financial position or other information included therein for the periods or as of the dates then ended, subject, where appropriate, to normal, recurring year-end adjustments in each case in accordance with past practice and GAAP during the periods involved (except as otherwise stated therein) (none of which are material, individually or in the aggregate, to the Knowledge of SiriusXM).

(b) There are no Liabilities of SiriusXM and its Subsidiaries that would be required to be disclosed in a balance sheet prepared in accordance with GAAP, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability, other than: (i) Liabilities disclosed or provided for in the most recent audited consolidated financial statements and unaudited consolidated interim financial statements included in the SiriusXM SEC Documents; (ii) Liabilities for Taxes, (iii) the Liabilities set forth in Section 5.4(b) of the SiriusXM Disclosure Schedule; and (iv) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent audited or unaudited balance sheet included in the SiriusXM SEC Documents filed and publicly available prior to the date hereof that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.5 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of SiriusXM specifically for inclusion in or incorporation by reference in, and which is included in or incorporated by reference in (a) the Form S-4, will, at the time (i) that the Form S-4 or any amendments or supplements thereto are filed with the SEC, (ii) the Form S-4 becomes effective under the Securities Act, (iii) of the Liberty Stockholders Meeting, (iv) of the Split-Off and (v) of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading, and (b) the Prospectus / Proxy Statement will, on the date it is first mailed to stockholders of Liberty and at the time of the Liberty Stockholders Meeting (or filing with the SEC (as applicable)), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication. Notwithstanding the foregoing, SiriusXM makes no representation or warranty with respect to information supplied by or on behalf of Liberty, Merger Sub or SplitCo for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.6 Brokers and Other Advisors. Except for Solomon Partners Securities, LLC (“Solomon”) and Morgan Stanley & Co. LLC (“Morgan Stanley”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of SiriusXM or any of its Subsidiaries. SiriusXM has heretofore delivered to Liberty a correct and complete copy of SiriusXM’s engagement letters with Solomon and Morgan Stanley, each of which describes all fees payable to Solomon and Morgan Stanley, as applicable, in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Solomon and Morgan Stanley, as applicable.

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Section 5.7 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to SiriusXM is applicable to the Transactions.

Section 5.8 Tax Matters.

(a) Except as would not reasonably be expected to have a SiriusXM Material Adverse Effect:

(i) (A) All Tax Returns required to be filed with any Taxing Authority by or on behalf of SiriusXM or any of its Subsidiaries (other than Tax Returns of Liberty Combined Groups) have been timely filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (B) all such Tax Returns are true, accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; (C) all Taxes due and payable (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, independent contractor or other third party) by SiriusXM or any of its Subsidiaries have been timely paid (or collected or withheld and remitted) to the appropriate Taxing Authority (other than any Taxes due on Tax Returns of Liberty Combined Groups), except for Taxes or Tax matters being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (D) no written claim has been made by any Taxing Authority in a jurisdiction where a Tax Return is not filed by or on behalf of SiriusXM or any of its Subsidiaries that SiriusXM or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction; and (E) there are no Liens on any of the assets of SiriusXM or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens that arise by operation of Law for Taxes not yet due and payable, and Liens for Taxes due on Tax Returns of Liberty Combined Groups);

(ii) All applicable Laws relating to the payment and withholding of Taxes by SiriusXM or any of its Subsidiaries have been complied with and all amounts required to be so withheld and paid over under all applicable Laws have been, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities;

(iii) (A) No outstanding written claim has been received by, and no audit, Action, suit or proceeding is in progress, against or with respect to SiriusXM or any of its Subsidiaries in respect of any Tax; and (B) all deficiencies, assessments or proposed adjustments asserted against SiriusXM or any of its Subsidiaries by any Taxing Authority have been paid or fully and finally settled;

(iv) None of SiriusXM or any of its Subsidiaries (A) is a party to any tax sharing, tax allocation or tax indemnification agreement (other than the Sirius/Liberty Tax Sharing Agreement) or (B) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or

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as a transferee or successor, except for such liability arising from membership in a SiriusXM Combined Group or a Liberty Combined Group;

(v) Neither SiriusXM nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and

(vi) Neither SiriusXM nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Taxing Authority that will remain in effect with respect to SiriusXM or any of its Subsidiaries after the Closing; and

(vii) Other than in connection with the ABHI Split-Off or the Split-Off, during the two-year period ending on the date of this Agreement, neither SiriusXM nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code.

(b) SiriusXM has complied in all material respects with its obligations under the Sirius/Liberty Tax Sharing Agreement.

(c) The representations and statements set forth in the SiriusXM Split-Off Representation Letter are true, correct and complete in all material respects; provided that for all purposes of this Agreement, this representation 5.8(c) shall be deemed made only on the Closing Date.

(d) As of the date of this Agreement, SiriusXM is not aware of any fact, agreement, plan or other circumstance that could reasonably be expected to (i) prevent or preclude the exchanges of SiriusXM Common Stock for the Merger Consideration pursuant to the Merger, taken together with the Contribution, from qualifying for the Merger Intended Tax Treatment, (ii) cause the Split-Off to fail to qualify for the Split-Off Intended Tax Treatment or (iii) prevent or preclude SiriusXM from delivering the SiriusXM Split-Off Representation Letter or the SiriusXM Merger Representation Letter.

Section 5.9 Opinion of Financial Advisor. The Special Committee has received an opinion of Solomon, financial advisor to the Special Committee, to the effect that on the date hereof, taking into account the Transactions, the SiriusXM Exchange Ratio is fair, from a financial point of view, to the holders of SiriusXM Common Stock (other than Liberty or its Subsidiaries).

Section 5.10 No Liberty Interest. SiriusXM does not Beneficially Own any shares of Liberty Common Stock or any options or other rights to purchase or receive shares of Liberty Common Stock. SiriusXM has not entered into or acquired any derivative contract with respect to any shares of Liberty Common Stock or entered into any other hedging or other similar transaction that has the effect of providing SiriusXM with the economic benefits, voting rights or risks of ownership of any shares of Liberty Common Stock (collectively, a “Liberty Interest”).

Section 5.11 Investigation; Reliance. SiriusXM hereby acknowledges and agrees that none of Liberty, SplitCo or Merger Sub makes any representations or warranties to SiriusXM,

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express or implied, other than those representations and warranties set forth in this Agreement and the other Transaction Agreements. SiriusXM hereby expressly acknowledges and agrees that, except in the case of fraud or willful breach, none of Liberty, SplitCo, Merger Sub nor any Person will have or be subject to any liability to SiriusXM or any other Person resulting from any statements or communications by Liberty, SplitCo or any of their respective Affiliates or Representatives with respect to any matter in connection with its investigation or evaluation of the Transactions or the SplitCo Business, SplitCo and SplitCo’s Subsidiaries (including any of the assets or liabilities of the SplitCo Business, SplitCo and SplitCo’s Subsidiaries), including any information, document or material made available in any offering memorandum, in any “data room,” in any management presentations or in any other form, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Agreements.

Section 5.12 Financing.

(a) SiriusXM has delivered to Liberty and SplitCo true and complete copies of an executed debt commitment letter and any related term sheet, dated as of the date hereof (the “Debt Commitment Letter” or the “Financing Commitments”), from the lenders party thereto (the “Lenders”), pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to provide SiriusXM Radio with financing in the amounts described therein (the “Financing”). As of the date hereof, each of the Financing Commitments is a legal, valid and binding obligation of SiriusXM Radio and, to the Knowledge of SiriusXM, the Lenders, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights generally and general principles of equity. As of the date hereof, each of the Financing Commitments is in full force and effect, and none of the Financing Commitments has been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect and no waiver has been granted thereunder, no such amendment, supplement, waiver or modification is contemplated, and, to the Knowledge of SiriusXM, no withdrawal or rescission thereof is contemplated (it being understood that the exercise of any “market flex” provisions contained in the Fee Letter provided to Liberty on the date hereof shall not be deemed a withdrawal, rescission, amendment, supplement, modification or waiver). As of the date hereof, neither SiriusXM Radio, nor to the Knowledge of SiriusXM, any Lender is in breach of any of the material terms or conditions set forth in any of the Financing Commitments. As of the date hereof, to the knowledge of SiriusXM, assuming the accuracy of the representations and warranties set forth in Article III and Article IV, there is no fact or occurrence existing on the date hereof that, with or without notice, lapse of time or both, would reasonably be expected to (A) result in any of the conditions in the Financing Commitments not being satisfied on a timely basis at or prior to the time that the Closing is required to occur pursuant to the terms of this Agreement or (B) constitute a breach by SiriusXM Radio or any Lender under the terms and conditions of the Debt Commitment Letter. As of the date hereof, no Lender has notified SiriusXM or SiriusXM Radio of its intention to terminate any Financing Commitments or not provide the Financing. Assuming (1) the Financing is funded in accordance with its terms and conditions and (2) the satisfaction of the conditions to each of SiriusXM’s obligations to consummate the Merger set forth in Section 7.1 and Section 7.2, the Financing will, together with other funds available to SiriusXM, provide SiriusXM and its Subsidiaries with cash proceeds on the Closing Date sufficient for the satisfaction in full of all cash obligations required to consummate the Transactions on the Closing Date including, but not limited to, payment of any fees and expenses due and owing under the Debt

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Commitment Letter and Fee Letter on the Closing Date (such amounts, collectively, the “Financed Amounts”). SiriusXM Radio has paid in full any and all commitment or other fees required by the Debt Commitment Letter and the Fee Letter that are due as of the date hereof. As of the date hereof, there are no side letters, arrangements or other agreements, Contracts or arrangements of any kind relating to the Financing (other than as set forth in the Debt Commitment Letters, the Fee Letter and the Engagement Letters) that could affect the availability, conditionality, enforceability or aggregate principal amount of the Financing contemplated by the Debt Commitment Letter. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Financing or any contingencies that would permit the Lenders to reduce the total amount of the Financing below the amount necessary to pay the Financed Amounts (including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision), other than as explicitly set forth in the Financing Commitments.

(b) SiriusXM has delivered to Liberty and SplitCo true and complete copies of (i) executed engagement letters and any related term sheet, dated as of the date hereof (the “Engagement Letters”), from the parties thereto, pursuant to which, and subject to the terms and conditions of which, SiriusXM Radio proposes to obtaining debt financing in an amount equal to the Financed Amount in lieu of the Financing (the “Alternative Financing”) and (ii) all fee letters (collectively, the “Fee Letter”) relating to the Debt Commitment Letter and the Engagement Letters (if any).

(c) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing or the Alternative Financing) by SiriusXM or any of its respective Affiliates or any other financing or other transactions be a condition to any of SiriusXM’s obligations under this Agreement.

ARTICLE VI.
Additional Covenants and Agreements

Section 6.1 Preparation of the Form S-4 and Prospectus / Proxy Statement.

(a) As soon as reasonably practicable following the date of this Agreement, Liberty and SplitCo shall prepare, and SiriusXM shall assist and contribute to such preparation, and SplitCo shall file with the SEC the Form S-4, in which the Prospectus / Proxy Statement will be included. Each of Liberty and SplitCo shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Split Off and the Merger. SplitCo shall also take any reasonable action (other than qualifying to do business in any jurisdiction in which SiriusXM is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of SplitCo Common Stock in the Split-Off and the Merger, and Liberty shall furnish all information concerning Liberty and the holders of shares of Liberty SiriusXM Common Stock as may be reasonably required in connection with the Form S-4. SiriusXM shall furnish to Liberty and SplitCo all information concerning SiriusXM and the holders of shares of SiriusXM Common Stock, and provide such other assistance as may be reasonably requested by Liberty or SplitCo in connection with the Form S-4, including the Prospectus / Proxy Statement. Liberty (i) shall provide SiriusXM (through the Special Committee) with reasonable opportunity to review

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and comment on the Form S-4 (including the audited financial statements of SplitCo and any pro forma financial information provided by Liberty and SplitCo that are required to be included therein), and any amendment or supplement thereto, prior to the filing thereof, and (ii) shall not file or mail the Form S-4 or respond to the SEC prior to receiving the approval of SiriusXM (through the Special Committee), which approval shall not be unreasonably withheld, conditioned or delayed. If at any time prior to the Split-Off Effective Time any information relating to Liberty, SplitCo or SiriusXM, or any of their respective Affiliates, directors or officers, should be discovered by Liberty, SplitCo or SiriusXM which should be set forth in an amendment or supplement to the Form S-4 or the Prospectus / Proxy Statement so that the Form S-4 or the Prospectus / Proxy Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Liberty SiriusXM Common Stock and SiriusXM Common Stock. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Prospectus / Proxy Statement or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4, the Prospectus / Proxy Statement or the Transactions and (y) all orders of the SEC relating to the Form S-4 and/or the Prospectus / Proxy Statement. Liberty and SplitCo shall mail the Prospectus / Proxy Statement to the holders of Liberty SiriusXM Common Stock and SiriusXM Common Stock, as applicable, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each of Liberty, SplitCo and SiriusXM shall furnish such information and reasonably assist and cooperate with each other to complete the mailing of the Prospectus / Proxy Statement to the holders of SiriusXM Common Stock and Liberty SiriusXM Common Stock, as applicable. In particular (but without limitation to the foregoing), SiriusXM shall use reasonable efforts to provide Liberty and SplitCo a list of names and contact information for each of SiriusXM’s stockholders and other information reasonably requested by Liberty and SplitCo, to complete the mailing of the Prospectus / Proxy Statement to the holders of SiriusXM Common Stock.

(b) Liberty shall, as soon as practicable following the date of effectiveness of the Form S-4 (but in no event later than forty-five (45) days after such date), duly call, set a meeting date and record date, give notice of, convene and hold a meeting of the holders of the Series A Liberty SiriusXM Common Stock and Series B Liberty SiriusXM Common Stock (the “Liberty Stockholders Meeting”), which shall be held for the purpose of obtaining the Liberty Stockholder Approval. Subject to Section 6.4(c) hereof, Liberty’s Board of Directors shall recommend (the “Liberty Board Recommendation”) that the holders of the Series A Liberty SiriusXM Common Stock and Series B Liberty SiriusXM Common Stock approve the Split-Off pursuant to the Liberty Stockholder Approval. Without limiting the generality of the foregoing (but subject to Section 6.4), Liberty’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Liberty of any SplitCo Takeover Proposal or (ii) the withdrawal or modification of (A) the Liberty Board Recommendation or (B) such Board of Directors’ approval of the Transaction Agreements or the Transactions. The Prospectus / Proxy Statement shall include (subject to Section 6.4(c) hereof)

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the Liberty Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, if Liberty reasonably believes, after consulting with its outside counsel that (x) it is necessary to postpone or adjourn the Liberty Stockholders Meeting to ensure that any required supplement or amendment to the Prospectus / Proxy Statement is provided to the stockholders of Liberty within a reasonable amount of time in advance of the Liberty Stockholders Meeting or (y) (A) it will not receive proxies or votes sufficient to obtain the Liberty Stockholder Approval, whether or not a quorum is present, or (B) it will not have sufficient Liberty Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Liberty Stockholders Meeting, then Liberty may postpone or adjourn, or make one or more successive postponements or adjournments of, the Liberty Stockholders Meeting; provided that in no event shall the Liberty Stockholders Meeting be postponed or adjourned for more than ten (10) Business Days in the aggregate without the prior written consent of SiriusXM (through the Special Committee); provided further, Liberty shall keep SiriusXM and the Special Committee informed on a reasonably current basis as to the proxy solicitation process for the Liberty Stockholders Meeting (including interim results).

Section 6.2 Conduct of Business by SplitCo and Liberty Pending the Transactions.

(a) Except as expressly permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, during the period from the date of this Agreement until the earlier of the Merger Effective Time and the termination of this Agreement in accordance with Article IX, each of Liberty (with respect to the SplitCo Business, SplitCo and SplitCo’s Subsidiaries only) and SplitCo shall, and shall cause each of their respective Subsidiaries (with respect to the SplitCo Business, SplitCo and SplitCo’s Subsidiaries only) to, (i) conduct its business in the ordinary course of business consistent in all material respects with past practice, (ii) comply in all material respects with all applicable Laws and the requirements of all material Contracts to which SplitCo is a party, (iii) use reasonable best efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Merger Effective Time, and (iv) keep in full force and effect all material insurance policies maintained, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as (A) expressly permitted by this Agreement (including in connection with the Split-Off) or any of the other Transaction Agreements, (B) required by applicable Law or (C) set forth in Section 6.2(a) of the Liberty Disclosure Schedule, during the period from the date of this Agreement to the Merger Effective Time, each of Liberty (with respect to the SplitCo Business, SplitCo and SplitCo’s Subsidiaries only) and SplitCo shall not, and shall not permit any of their respective Subsidiaries (with respect to the SplitCo Business only) to, without the prior written consent of the Special Committee (on behalf of SiriusXM) (such consent not to be unreasonably delayed, withheld or conditioned):

(i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Liberty SiriusXM Common Stock, SplitCo Common Stock or any other voting securities or equity interests in Liberty SiriusXM, SplitCo or any Subsidiary of SplitCo or any class, or any subscriptions, options, calls, warrants, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any shares of capital stock, or any other ownership

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interest (including any phantom interest), in Liberty (with respect to Liberty SiriusXM), SplitCo or any Subsidiary of SplitCo, other than (A) issuances of shares of Liberty SiriusXM Common Stock upon conversion or exchange of any outstanding convertible or exchangeable securities with respect thereto identified on Section 6.2(a)(i) of the Liberty Disclosure Schedule or (B) pursuant to Liberty SiriusXM Equity Awards governed by a Liberty Stock Plan or SplitCo Equity Awards governed by the SplitCo Transitional Plan that, in each case, (x) are outstanding on the date of this Agreement or are granted following the date hereof as permitted by Section 6.2(a)(i) of the Liberty Disclosure Schedule and (y) are issued in accordance with the terms thereof;

(ii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of Liberty SiriusXM Common Stock or SplitCo’s capital stock or otherwise make any payments to holders of Liberty SiriusXM Common Stock or SplitCo’s stockholders in their capacity as such;

(iii) split, combine, subdivide or reclassify any shares of Liberty SiriusXM Common Stock or SplitCo capital stock;

(iv) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Liberty, SplitCo or any of their respective Subsidiaries, other than (A) the assumption by SplitCo of the 2.75% Exchangeable Senior Debentures and the 3.75% Convertible Senior Notes, to the extent outstanding, as expressly contemplated by the Reorganization Agreement, (B) without duplication of the amounts included in this clause (B) or in clause (D) of this paragraph, or in clauses (B) or (D) of Section 6.2(a)(xii), prior to the Measurement Date, the incurrence of indebtedness in an aggregate principal amount under the Margin Loan Agreement equal to the sum of amounts used or that will be used (1) to pay off amounts that would otherwise be taken into account in the calculation of LSXM Net Liabilities Share Adjustment, (2) to pay Tax liabilities, (3) to pay ordinary course expenses, (4) as needed to fund any actions required to be taken by Liberty or SplitCo pursuant to the Transaction Agreements and (5) for general purposes in an aggregate principal amount not to exceed $50 million, (C) the incurrence of indebtedness by SplitCo under the SiriusXM Promissory Note, (D) without duplication of the amounts included in this clause (D) or in clause (B) of this paragraph, or in clauses (B) or (D) of Section 6.2(a)(xii), prior to the Measurement Date, the incurrence of indebtedness that will be repaid on or prior to the Closing in an aggregate principal amount equal to the sum of amounts used or that will be used (1) to pay off amounts that would otherwise be taken into account in the calculation of LSXM Net Liabilities Share Adjustment, (2) to pay Tax liabilities, (3) to pay ordinary course expenses, (4) as needed to fund any actions required to be taken by Liberty or SplitCo pursuant to the Transaction Agreements and (5) for general purposes in an aggregate principal amount not to exceed $50 million or (E) prior to the Measurement Date, any Refinancing Indebtedness;

(v) directly or indirectly acquire by any manner any equity interests in or material assets of any Person, division or business;

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(vi) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person;

(vii) amend (A) the SplitCo Charter Documents, (B) the Liberty Charter Documents with respect to Liberty SiriusXM or (C) the SplitCo Subsidiary Documents (other than the Marginco Operating Amendment);

(viii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than as expressly contemplated by the Restructuring);

(ix) settle or compromise (or amend any settlement or compromise related to) any Action related to the SplitCo Business, SplitCo or its Subsidiaries other than (A) in accordance with the terms of Section 4.1(e) of the Reorganization Agreement and (B) any amendments to the Agreed Settlement (as defined in the Reorganization Agreement) to the extent such amendments would not have an adverse impact on SiriusXM or the holders of SiriusXM Common Stock other than Liberty and its Affiliates;

(x) except as expressly permitted pursuant to Section 6.2(b) and Section 6.2(a)(xiii), but subject to Section 6.18, use, encumber, or transfer or attribute out of Liberty SiriusXM any assets that would be SplitCo Assets other than cash prior to the Measurement Date (as defined in the Reorganization Agreement);

(xi) pay, discharge or satisfy Liabilities, other than (A) the payment, discharge or satisfaction of Liabilities (1) reflected or reserved against in the financial statements included in the Liberty SEC Documents, (2) incurred since the Liberty Balance Sheet Date in the ordinary course of business consistent with past practice, (3) otherwise in the ordinary course of business consistent with past practice, (4) in respect of Taxes that are due and payable under applicable Law, (B) scheduled repayments of indebtedness (1) reflected in the financial statements included in the Liberty SEC Documents or (2) in the ordinary course of business consistent with past practice or (C) any indebtedness of Liberty (with respect to the SplitCo Business, SplitCo and SplitCo’s Subsidiaries), SplitCo or their respective Subsidiaries (with respect to the SplitCo Business);

(xii) make any changes in the capital structure of SplitCo or any of its Subsidiaries except as permitted pursuant to Section 6.2(a)(xi), and other than (A) the assumption by SplitCo of the 2.75% Exchangeable Senior Debentures and the 3.75% Convertible Senior Notes, to the extent outstanding, as expressly contemplated by the Reorganization Agreement, (B) without duplication of the amounts included in this clause (B) or in clause (D) of this paragraph, or in clauses (B) or (D) of Section 6.2(a)(iv), prior to the Measurement Date, the incurrence of indebtedness in an aggregate principal amount under the Margin Loan Agreement equal to the sum of amounts used or that will be used (1) to pay off amounts that would otherwise be taken into account in the calculation of LSXM Net Liabilities Share Adjustment, (2) to pay Tax liabilities, (3) to pay ordinary course expenses, (4) as needed to fund any actions required to be taken by Liberty or

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SplitCo pursuant to the Transaction Agreements and (5) for general purposes in an aggregate principal amount not to exceed $50 million, (C) the incurrence of indebtedness by SplitCo of indebtedness under the SiriusXM Promissory Note, (D) without duplication of the amounts included in this clause (D) or in clause (B) of this paragraph, or in clauses (B) or (D) of Section 6.2(a)(iv), prior to the Measurement Date, the incurrence of indebtedness that will be repaid on or prior to the Closing in an aggregate principal amount equal to the sum of amounts used or that will be used (1) to pay off amounts that would otherwise be taken into account in the calculation of LSXM Net Liabilities Share Adjustment, (2) to pay Tax liabilities, (3) to pay ordinary course expenses, (4) as needed to fund any actions required to be taken by Liberty or SplitCo pursuant to the Transaction Agreements and (5) for general purposes in an aggregate principal amount not to exceed $50 million, or (E) prior to the Measurement Date, the incurrence of any Refinancing Indebtedness;

(xiii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien any of the shares of SiriusXM capital stock Beneficially Owned by Liberty (excluding, for the avoidance of doubt, any shares owned by the executive officers and directors of Liberty in their respective individual capacities or through entities for estate planning purposes) other than pledging shares of SiriusXM under the Margin Loan Agreement or any indebtedness incurred pursuant to Section 6.2(a)(iv)(D) that will be repaid on or prior to the Closing Date;

(xiv) take any action, or fail to take any action, that would result in Liberty being in breach of its obligations under the Sirius/Liberty Tax Sharing Agreement in any material respect;

(xv) make any change to the Liberty Tax Sharing Policies in any material respect that would (or would reasonably be expected to) adversely impact SiriusXM and its Subsidiaries or Liberty SiriusXM;

(xvi) except to the extent such action would not reasonably be expected to materially and adversely impact SplitCo, SiriusXM or their respective Subsidiaries following the Split-Off, (A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax liability with any Governmental Authority, (C) surrender any right to claim a material refund of Taxes, (D) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (E) change any material method of Tax accounting, (F) enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law), (G) apply for any Tax ruling or (H) file any amended material Tax Return;

(xvii) to the extent outstanding, take any action that would result in a change to the conversion rate of the 3.75% Convertible Senior Notes from the conversion rate in effect as of the date hereof (other than pursuant to the terms of the 3.75% Convertible Senior Notes Indenture required as a result of any action by SiriusXM and, for the avoidance of doubt, any required change in connection with the Transactions);

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(xviii) to the extent outstanding, take any action that would result in a change to the exchange rate of the 2.75% Exchangeable Senior Debentures from the exchange rate in effect as of the date hereof (other than pursuant to the terms of the 2.75% Exchangeable Senior Debentures Indenture required as a result of any action by SiriusXM and, for the avoidance of doubt, any required change in connection with the Transactions); or

(xix) agree, in writing or otherwise, to take any of the foregoing actions;

(b) Notwithstanding the foregoing, Liberty, SplitCo and SiriusXM agree it is their understanding and intention that:

(i) prior to the Split-Off Effective Time and other than its business and operations conducted by SiriusXM and its Subsidiaries, SplitCo will not conduct any business or operations other than in connection with the performance of its obligations hereunder and under the other Transaction Agreements; and

(ii) on or prior to the Measurement Date (and following the Measurement Date and prior to the Split-Off Effective Time only to the extent accounted for in the final and binding calculation of LSXM Net Liabilities Share Adjustment pursuant to Section 4.2 of the Reorganization Agreement), SplitCo and/or Liberty (with respect to Liberty SiriusXM) will be permitted, directly or indirectly, to:

(A) pay to Liberty (or reduce the amount of cash transferred by Liberty to SplitCo in connection with the Contribution by the amount of) Liberty SiriusXM’s customary allocation of: corporate overhead charges, group insurance, payroll and employee benefit expenses and fees, costs and expenses of legal and accounting professionals and other professional service providers;

(B) repay to Liberty (or reduce the amount of cash transferred by Liberty to SplitCo in connection with the Contribution by the amount of) advances made in connection with cash management procedures;

(C) pay to Liberty (or reduce the amount of cash transferred by Liberty to SplitCo in connection with the Contribution by the amount of) taxes and other amounts attributed to Liberty SiriusXM pursuant to the Liberty Tax Sharing Policies and pay any amounts due to SiriusXM pursuant to the Sirius/Liberty Tax Sharing Agreement;

(D) pay to Liberty (or reduce the amount of cash transferred by Liberty to SplitCo in connection with the Contribution by the amount of) amounts described in Section 6.2(b)(ii)(D) of the Liberty Disclosure Schedule; and

(E) pay (or reduce the amount of cash transferred by Liberty to SplitCo in connection with the Contribution by the amount of) amounts required to be paid to Liberty in accordance with the terms of any Transaction Agreement (including, to the extent paid by Liberty, SplitCo’s applicable portion of the fees, costs and expenses of legal and accounting professionals incurred in connection with SplitCo’s status as a publicly traded company).

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Notwithstanding anything in this Section 6.2 to the contrary, in no event shall any action or omission of an action by SiriusXM or any of its Subsidiaries constitute a breach of this Section 6.2 by Liberty, SplitCo or any of their respective Subsidiaries.

Section 6.3 Conduct of Business by SiriusXM Pending the Transactions.

(a) Except as (i) expressly permitted by this Agreement or any of the other Transaction Agreements, (ii) required by applicable Law or (iii) set forth in Section 6.3(a) of the SiriusXM Disclosure Schedule, during the period from the date of this Agreement to the Merger Effective Time, SiriusXM shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Liberty and SplitCo (such consent not to be unreasonably delayed, withheld or conditioned):

(i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of SiriusXM Common Stock, voting securities or equity interests or capital stock, voting securities or equity interests of any Subsidiary of SiriusXM of any class, or any subscriptions, options, warrants, calls, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in SiriusXM or any of its Subsidiaries, other than (A) pursuant to this Agreement or (B) pursuant to a SiriusXM Equity Award granted under a SiriusXM Stock Plan, which SiriusXM Equity Award (x) is outstanding on the date of this Agreement or is granted following the date hereof as permitted by Section 6.3(a)(i) of the SiriusXM Disclosure Schedule and (y) is issued in accordance with the terms thereof;

(ii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of SiriusXM Common Stock or otherwise make any payments to holders of SiriusXM Common Stock in their capacity as such, other than the payment of quarterly dividends in the ordinary course of business consistent with past practice;

(iii) split, combine, subdivide or reclassify any shares of SiriusXM Common Stock;

(iv) other than in the ordinary course of business consistent with past practice, materially amend (including by reducing an exercise price or extending a term) or materially waive any of its rights under, or materially accelerate the vesting under, any provision of the SiriusXM Stock Plans or any agreement evidencing any stock option, restricted stock unit or other right to acquire capital stock of SiriusXM or any similar or related Contract;

(v) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in any Person (other than a Subsidiary of SiriusXM) if such investment would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement;

(vi) settle or compromise the Specified Litigation Matter;

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(vii) take any action, or fail to take any action, that would result in SiriusXM being in breach of its obligations under the Sirius/Liberty Tax Sharing Agreement in any material respect;

(viii) except to the extent such action would not reasonably be expected to materially and adversely impact SplitCo, SiriusXM or their respective Subsidiaries following the Split-Off, (A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax liability with any Governmental Authority, (C) surrender any right to claim a material refund of Taxes, (D) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (E) change any material method of Tax accounting, (F) enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law), (G) apply for any Tax ruling or (H) file any amended material Tax Return; or

(ix) enter into a new line of business or cease, abandon, discontinue, dispose of, or materially modify operations with respect to, any material existing line of business; or

(x) agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.4 No Solicitation by Liberty and SplitCo; Etc.

(a) From the date of this Agreement until the Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, (i) each of Liberty and SplitCo shall, and shall cause their respective Subsidiaries and Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any SplitCo Takeover Proposal and (B) promptly request each such Person that has, within the twelve (12) months preceding the date hereof, executed a confidentiality agreement in connection with its consideration of any SplitCo Takeover Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of Liberty, SplitCo or any of their respective Subsidiaries and promptly terminate access by all Persons (other than SiriusXM and their Subsidiaries and Representatives) to any physical or electronic data rooms relating to a possible SplitCo Takeover Proposal and (ii) each of Liberty and SplitCo shall not, and shall cause their respective Subsidiaries and their Representatives not to, directly or indirectly (A) solicit, initiate, cause, facilitate or encourage (including by way of furnishing non-public information) any inquiries, proposals or announcements that constitute, or could reasonably be expected to lead to, any SplitCo Takeover Proposal, (B) participate in any discussions or negotiations with any third party regarding any SplitCo Takeover Proposal, (C) enter into any letter of intent, agreement, arrangement or other understanding related to any SplitCo Takeover Proposal, (D) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a Person becoming an “interested shareholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in Liberty’s or SplitCo’s certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a SplitCo Takeover Proposal (and, to the extent permitted thereunder, Liberty and SplitCo shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than

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SiriusXM, under any such provisions), (E) except as required by applicable Law, waive any provisions of any confidentiality or standstill agreement (or any similar agreement) to which Liberty, SplitCo or any of their respective Subsidiaries is a party relating to any such SplitCo Takeover Proposal, (F) furnish any non-public information with respect to Liberty, SplitCo and their respective Subsidiaries to any Person or group (and their respective Representatives and Affiliates) making (or who would reasonably be expected to make) any such SplitCo Takeover Proposal or (G) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by SplitCo, Liberty’s Subsidiaries, SplitCo’s Subsidiaries, Liberty’s Representatives or SplitCo’s Representatives shall be deemed to be a breach of this Section 6.4 by Liberty if such violation occurs prior to the Split-Off Effective Time.

(b) In addition to the other obligations of Liberty set forth in this Section 6.4, Liberty shall promptly advise SiriusXM (through the Special Committee), orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Liberty in respect of any SplitCo Takeover Proposal, and shall, in any such notice to SiriusXM (through the Special Committee), indicate (i) the identity of the Person making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep SiriusXM fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Liberty shall provide SiriusXM with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 6.4(c), neither the Board of Directors of Liberty nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to SiriusXM, the Liberty Board Recommendation or the approval or declaration of advisability by such Board of Directors of the Reorganization Agreement and the Transactions (including the Merger and the Split-Off) or (B) approve or recommend, or propose publicly to approve or recommend, any SplitCo Takeover Proposal (any action described in this clause (i) being referred to as a “Liberty Adverse Recommendation Change”), (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Liberty, SplitCo or any of their respective Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any SplitCo Takeover Proposal, or (iii) recommend a SplitCo Takeover Proposal to the stockholders of the Liberty SiriusXM Common Stock; provided, however, that the Board of Directors of Liberty may effect a Liberty Adverse Recommendation Change with respect to the Liberty Board Recommendation if it determines, in good faith, after consulting with outside legal counsel, that the failure to take such action would result in a violation of its fiduciary duties under applicable Law.

(d) For purposes of this Agreement:

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“SplitCo Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than SiriusXM and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the SplitCo Business or SplitCo and its Subsidiaries (including securities of its Subsidiaries) equal to 10% or more of the SplitCo Business’ or SplitCo’s and its Subsidiaries’ consolidated assets or to which 10% or more of the SplitCo Business’ or SplitCo’s and its Subsidiaries’ revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Beneficial Ownership of any shares of SiriusXM capital stock Beneficially Owned by Liberty (excluding, for the avoidance of doubt, any shares owned by the executive officers and directors of Liberty in their respective individual capacities or through entities for estate planning purposes) or 10% or more of any class of equity securities of SplitCo, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) Beneficially Owning 10% or more of any class of equity securities of SplitCo or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the SplitCo Business, SplitCo or any of its Subsidiaries, in each case, other than the Transactions.

(e) Nothing in this Section 6.4 shall prohibit the Board of Directors of Liberty or SplitCo from taking and disclosing to holders of Liberty Common Stock or SplitCo Common Stock, respectively, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall Liberty, SplitCo, or their respective Boards of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.4(c).

Section 6.5 No Solicitation by SiriusXM; Etc.

(a) From the date of this Agreement until the Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, (i) SiriusXM shall, and shall cause its Subsidiaries and its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any SiriusXM Takeover Proposal and (B) promptly request each such Person that has, within the twelve (12) months preceding the date hereof, executed a confidentiality agreement in connection with its consideration of any SiriusXM Takeover Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of SiriusXM or any of its Subsidiaries and promptly terminate access by all Persons (other than Liberty, SplitCo and their Subsidiaries and Representatives) to any physical or electronic data rooms relating to a possible SiriusXM Takeover Proposal and (ii) SiriusXM shall not, and shall cause its Subsidiaries and its Representatives (the “SiriusXM Representatives”) not to, directly or indirectly (A) solicit, initiate, cause, facilitate or encourage (including by way of furnishing non-public information) any inquiries, proposals or announcements that constitute, or could reasonably be expected to lead to, any SiriusXM Takeover Proposal, (B) participate in any discussions or negotiations with any third party regarding any SiriusXM Takeover Proposal, (C) enter into any letter of intent, agreement, arrangement or other understanding related to any SiriusXM Takeover Proposal, (D) take any action to make the

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provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in SiriusXM’s certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a SiriusXM Takeover Proposal (and, to the extent permitted thereunder, SiriusXM shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Liberty, SplitCo or their respective Subsidiaries, under any such provisions), (E) except as required by applicable Law, waive any provisions of any confidentiality or standstill agreement (or any similar agreement) to which SiriusXM or any of its Subsidiaries is a party relating to any such SiriusXM Takeover Proposal, (F) furnish any non-public information with respect to SiriusXM and its Subsidiaries to any Person or group (and their respective Representatives and Affiliates) making (or who would reasonably be expected to make) any such SiriusXM Takeover Proposal or (G) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by SiriusXM’s Subsidiaries or SiriusXM’s Representatives shall be deemed to be a breach of this Section 6.5 by SiriusXM.

(b) In addition to the other obligations of SiriusXM set forth in this Section 6.5, SiriusXM shall promptly advise Liberty and SplitCo, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, SiriusXM in respect of any SiriusXM Takeover Proposal, and shall, in any such notice to Liberty and SplitCo, indicate (i) the identity of the Person making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request).

(c) Neither the Board of Directors of SiriusXM nor any committee thereof shall (i) approve or recommend, or propose publicly to approve or recommend, any SiriusXM Takeover Proposal), (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize SiriusXM or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any SiriusXM Takeover Proposal, or (iii) to recommend a SiriusXM Takeover Proposal to the SiriusXM stockholders.

(d) For purposes of this Agreement:

“SiriusXM Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Liberty, SplitCo and their respective Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of SiriusXM and its Subsidiaries (including securities of Subsidiaries) equal to 10% or more of SiriusXM’s consolidated assets or to which 10% or more of SiriusXM’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Beneficial Ownership of 10% or more of any class of equity securities of SiriusXM, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) Beneficially Owning 10% or more of any class of equity securities of SiriusXM or (D) merger, consolidation, share exchange, business combination,

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recapitalization, liquidation, dissolution or similar transaction involving SiriusXM or any of its Subsidiaries; in each case, other than the Transactions.

(e) Nothing in this Section 6.5 shall prohibit the Board of Directors of SiriusXM from taking and disclosing to SiriusXM stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall SiriusXM or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.5(c).

Section 6.6 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 6.6(d)), each of Liberty, SplitCo, Merger Sub and SiriusXM shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to effect the Merger under Article VII and the conditions to effect the Split-Off under the Reorganization Agreement to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws and the Requisite FCC Approvals), and (ii) bring about the end of any applicable waiting periods or otherwise obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, each of Liberty, SplitCo and SiriusXM agrees to make necessary filings of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within fifteen (15) Business Days of the date hereof or as required under the HSR Act and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.6 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) Each of Liberty, SplitCo and SiriusXM shall cooperate and use its reasonable best efforts to file the applications as promptly as practicable and, in any event, within fifteen (15) Business Days of the date hereof and obtain the Requisite FCC Approvals. Each of SiriusXM and Liberty shall provide to the other a reasonable opportunity to review and comment on each submission to be filed by SiriusXM and/or Liberty with the FCC in connection with

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obtaining the Requisite FCC Approvals (an “FCC Submission”) prior to the filing of such FCC Submission with the FCC. No FCC Submission shall be filed by SiriusXM with the FCC unless, prior to such filing, Liberty and SplitCo shall have agreed (which agreement shall not be unreasonably withheld, conditioned or delayed) as to the contents of such submission to the extent that the submission (i) includes statements or representations relating to facts that are or will be under the exclusive control of Liberty, SplitCo, any of their respective Subsidiaries or any of their respective stockholders, directors or officers or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, Liberty, SplitCo, any of their respective Subsidiaries or any of their respective stockholders, directors or officers including any such obligations of, or limitations on, SplitCo or its Subsidiaries under the Reorganization Agreement and other documents related to the Split-Off (each, a “Liberty FCC Issue”); provided, however, that if the FCC requests same-day filing of an FCC Submission that does not include any material issue or statement related to a Liberty FCC Issue, then SiriusXM is required only to make a good faith effort to notify Liberty’s and SplitCo’s Representatives and to give such Representatives an opportunity to review and comment on such submission prior to filing it with the FCC. Neither SiriusXM nor its Representatives shall initiate any substantive communications with the FCC with respect to the Transactions or the FCC Submission, including meetings or conferences with FCC personnel, whether telephonically, in person or otherwise, without first notifying Liberty and SplitCo (or their Representatives) and with respect to communications, meetings or conferences regarding a Liberty FCC Issue giving Liberty and SplitCo (or their Representatives) a reasonable opportunity to participate, and a reasonable number of their Representatives shall have an opportunity to participate in all conferences or meetings with FCC personnel that take place in person with respect to any Liberty FCC Issue; provided, however, that in the case of communications concerning a FCC Submission that occur during an unscheduled telephone conference initiated by the FCC in connection with which it is not reasonably practicable to provide to Liberty and SplitCo or their respective Representatives advance notice and an opportunity to participate, and communications related to non-material matters that are not Liberty FCC Issues, SiriusXM (or its Representatives) shall promptly update Liberty and SplitCo and their Representatives as to the content of such communications. SiriusXM shall provide Liberty and SplitCo with copies of each FCC Submission filed with the FCC promptly following the filing thereof and with copies of any correspondence related to the Requisite FCC Approvals received by SiriusXM. The restrictions set forth in this Section 6.6(c) do not apply to communications between FCC personnel and SiriusXM or its Representatives for a purpose unrelated to the FCC Required Approvals.

(d) Subject to Section 6.6(c), each of Liberty, SplitCo and SiriusXM shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FCC, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing

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made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. Subject to Sections 6.6(c) and 6.13(b), no party hereto shall independently participate in any formal or informal meeting with any Governmental Authority in respect of any material communication or any filings, submissions, investigations or other inquiry in connection with the Transaction, without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, each of Liberty, SplitCo and SiriusXM shall use its reasonable best efforts to take any and all actions and do all things necessary, proper or advisable to obtain the Requisite FCC Approvals, and any other required approval of a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, none of Liberty, SiriusXM or SplitCo (or Liberty on behalf of SplitCo) shall, without the other party’s prior written consent, commit to any further divestiture transaction or agree to any restriction on its business, and nothing in this Section 6.6 shall require any party to offer, accept or agree to (i) dispose or hold separate (in trust or otherwise) any part of its businesses, operations, assets or product lines (or a combination of Liberty’s, SiriusXM’s and SplitCo’s respective businesses, operations, assets or product lines) or otherwise rearrange the composition of its assets, (ii) not compete in any geographic area or line of business, (iii) restrict the manner in which, or whether, any party may carry on business in any part of the world (including such party’s freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any assets and businesses held as of the date hereof or at the Closing) and/or (iv) take any action to impose restrictions or limitations upon the exercise of full rights of ownership by any holder of capital stock of Liberty, SiriusXM or SplitCo or otherwise to require the repurchase, redemption, deemed transfer, divestiture or other disposition (by forced sale or otherwise) of the capital stock held by any holder of shares of Liberty, SiriusXM or SplitCo. The parties shall contest or otherwise resist any administrative or judicial Action, including any proceeding by a private party, challenging any of the Transactions. Notwithstanding anything herein to the contrary, Liberty’s and its Subsidiaries’ obligations under this Section 6.6 are solely with respect to Liberty SiriusXM, and Liberty and its Subsidiaries shall have no obligation hereunder whatsoever to take any action or omit to take any action with respect to Liberty’s Formula One Group or Liberty Live Group.

(f) Tax Opinion Efforts.

(i) Each of SiriusXM, Liberty and SplitCo shall, and shall cause their respective Subsidiaries to, cooperate with one another and use their respective reasonable best efforts to permit (A) Liberty to obtain the opinions referenced in Section 7.3(c), and (B) SiriusXM to obtain the opinion referenced in Section 7.2(d). At or immediately following the Closing, Liberty shall provide SplitCo with a true copy of the Liberty Split-Off Representation Letters and the SplitCo Split-Off Representation Letters.

(ii) Without limitation of the foregoing, (A) SiriusXM shall, (x) immediately prior to the Split-Off Effective Time, execute and deliver to Liberty Tax Counsel the SiriusXM Split-Off Representation Letter and execute and deliver to each of Liberty Tax Counsel and SiriusXM Tax Counsel the SiriusXM Merger Representation

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Letter and (y) provide any similar representation letters in connection with similar opinions that may be required in connection with the filing with the SEC of the Form S-4, (B) SplitCo shall, (x) immediately prior to the Split-Off Effective Time, execute and deliver to Liberty Tax Counsel the SplitCo Split-Off Representation Letters and execute and deliver to each of Liberty Tax Counsel and SiriusXM Tax Counsel the SplitCo Merger Representation Letter and (y) provide any similar representation letter in connection with similar opinions that may be required in connection with the filing with the SEC of the Form S-4, and (C) Liberty shall, (x) immediately prior to the Split-Off Effective Time, execute and deliver to Liberty Tax Counsel the Liberty Split-Off Representation Letters and (y) provide any similar representation letters in connection with similar opinions that may be required in connection with the filing with the SEC of the Form S-4.

(g) Each of Liberty and SplitCo shall use, and shall cause their respective Subsidiaries to use, their reasonable best efforts to obtain at the earliest practicable date all of the consents, waivers and approvals listed on Section 6.6(g) of the Liberty Disclosure Schedule. All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to SiriusXM, and executed counterparts of such consents, waivers and approvals shall be delivered to SiriusXM promptly after receipt thereof, and copies of such notices shall be delivered to SiriusXM promptly after the making thereof.

Section 6.7 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by SiriusXM (through the Special Committee) and Liberty (the “Public Announcement”). Thereafter until the Merger Effective Time, none of Liberty, SplitCo or SiriusXM shall, and shall cause their respective Subsidiaries not to, issue or cause the publication of any press release or other written or oral communication to the public (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the Transactions without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed); provided, however, that Liberty, SplitCo and SiriusXM may issue or cause the publication of any press release or other written or oral communication to the public with respect to the Merger, this Agreement or the Transactions without the prior written consent of the other parties (a) as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party, to the extent such party is reasonably able to do so, shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party) or (b) if such release or other written or oral communication is consistent with the Public Announcement, the information contained in such release or other written or oral communication has otherwise been publicly disclosed in accordance with this Agreement or becomes generally available prior to the date of such release or other written or oral communication in accordance with this Agreement.

Section 6.8 Access to Information; Confidentiality.

(a) Prior to the Closing, with respect to the SplitCo Business, SplitCo or its Subsidiaries only, Liberty and SplitCo shall, and shall cause each of their respective Subsidiaries to, afford to SiriusXM and SiriusXM’s Representatives reasonable access during normal business hours to all of their properties, commitments, books, Contracts, records and correspondence (in

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each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives as SiriusXM may reasonably request with reasonable prior notice and Liberty and SplitCo shall furnish as soon as reasonably practicable to SiriusXM all information concerning the SplitCo Business, SplitCo or its Subsidiaries as SiriusXM may reasonably request, subject in all cases, to any bona fide concerns of loss of attorney-client privilege and attorney work product protections that Liberty and SplitCo may in their good faith judgment reasonably have and any restrictions contained in Contracts to which Liberty, SplitCo or any of their Subsidiaries is a party (it being understood that each of Liberty and SplitCo shall use its reasonable best efforts to provide any such information in a manner that does not result in such loss of privilege or protection or violation). SiriusXM and its Representatives shall conduct any such activities in a manner as not to interfere unreasonably with the business of Liberty, SplitCo or any of their Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of Liberty, SplitCo or any of their respective Subsidiaries of their normal duties. From the date of this Agreement until the date that is five (5) years following the Closing Date or the termination of this Agreement pursuant to Article IX, SiriusXM shall, and shall cause its Subsidiaries and its and their respective Representatives to, hold in confidence any and all non-public or confidential information concerning Liberty, SplitCo and their respective Subsidiaries received pursuant to this Section 6.8(a) or otherwise in connection with this Agreement or the Transactions from or on behalf of Liberty, SplitCo or their respective Representatives; provided, however, that SiriusXM shall not be prevented from disclosing information (i) as required by applicable Law, (ii) which is or becomes generally available to the public other than as a result of a disclosure by SiriusXM, its Subsidiaries or their respective Representatives in breach of any confidentiality obligation with respect thereto, (iii) which has previously been publicly disclosed as contemplated by this Agreement or the other Transaction Agreements (including in connection with the Prospectus / Proxy Statement or any other filings under applicable Exchange Act or stock market listing rules) or (iv) with respect to the SplitCo Business, SplitCo and SplitCo’s Subsidiaries from and after Closing. No investigation, or information received, pursuant to this Section 6.8(a) will modify any of the representations and warranties of the parties hereto.

(b) Prior to the Closing, SiriusXM shall, and shall cause each of its Subsidiaries to, afford to Liberty, SplitCo and their respective Representatives reasonable access during normal business hours to all of their properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives as Liberty or SplitCo may reasonably request with reasonable prior notice and SiriusXM shall furnish as soon as reasonably practicable to Liberty and SplitCo all information concerning SiriusXM and its Subsidiaries as Liberty and SplitCo may reasonably request, subject in all cases, to any bona fide concerns of attorney-client privilege or attorney work product protections that SiriusXM may reasonably have and any restrictions contained in Contracts to which SiriusXM or any of its Subsidiaries is a party (it being understood that SiriusXM shall use its reasonable best efforts to provide any such information in a manner that does not result in such violation). Liberty, SplitCo and their respective Representatives shall conduct any such activities in a manner as not to interfere unreasonably with the business of SiriusXM or any of its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of SiriusXM or any of its respective Subsidiaries of their normal duties. From the date of this Agreement until the date that is five (5) years following the Closing Date or the termination of this Agreement pursuant

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to Article IX, Liberty shall, and shall cause its respective Subsidiaries (including SplitCo prior to the Split-Off Effective Time) and Representatives to, hold in confidence any and all non-public or confidential information concerning SiriusXM received pursuant to this Section 6.8(b) or otherwise in connection with this Agreement or the Transactions; provided, however, that Liberty and its Subsidiaries and Representatives shall not be prevented from disclosing information (i) as required by applicable Law, (ii) which is or becomes generally available to the public other than as a result of a disclosure by Liberty, its Subsidiaries or its Representatives in breach of any confidentiality obligation with respect thereto or (iii) which has previously been publicly disclosed as contemplated by this Agreement or the other Transaction Agreements (including in connection with the Prospectus / Proxy Statement or any other filings under applicable Exchange Act or stock market listing rules). No investigation, or information received, pursuant to this Section 6.8(b) will modify any of the representations and warranties of the parties hereto.

Section 6.9 Notification of Certain Matters. Liberty and SplitCo shall give prompt notice to SiriusXM, and SiriusXM shall give prompt notice to Liberty and SplitCo, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to Liberty (solely with respect to the SplitCo Business, SplitCo and SplitCo’s Subsidiaries, the Liberty Owned SiriusXM Shares or the Transactions), SplitCo, or SiriusXM, (ii) any Actions commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement to be breached, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.3(a), and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder which failure would give rise to the failure of a condition set forth in Section 7.2(b), Section 7.2(c) or Section 7.3(b); provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

Section 6.10 Indemnification; Insurance.

(a) From and after the Merger Effective Time, SplitCo shall, and shall cause its Subsidiaries to, in each case, to the fullest extent permitted under applicable Law (i) indemnify, hold harmless and advance expenses to the individuals who at or prior to the Merger Effective Time were directors or officers of SiriusXM or any of its Subsidiaries (each, an “Indemnitee” and collectively, the “Indemnitees”) with respect to all Actions and all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) arising from, relating to or in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of SiriusXM or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of SiriusXM or such Subsidiary, or taken at the request of SiriusXM or such Subsidiary, in each case under clause (A) or (B), at, or at any time

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prior to, the Merger Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision) and (ii) comply with its obligations to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time as provided in the certificate of incorporation or any bylaws of SiriusXM or its Subsidiaries or indemnification agreements, in each case, as in effect immediately prior to the Merger Effective Time or in any agreement in existence as of the date of this Agreement providing for indemnification between SiriusXM or any of its Subsidiaries and any Indemnitee. Without limiting the foregoing, from and after the Merger Effective Time, SplitCo shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of SplitCo and any successor thereto to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification and advancement than are set forth in SplitCo’s Public Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would materially adversely affect the rights thereunder of the Indemnitees.

(b) SplitCo shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Action relating to any acts or omissions covered under this Section 6.10 (each, a “Claim”) for which indemnification could be sought by an Indemnitee hereunder, unless such settlement compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably delayed, withheld or conditioned). SplitCo and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) Prior to the Merger Effective Time, SiriusXM shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail Policy”) covering the six-year period from and after the Merger Effective Time for SiriusXM’s current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by SiriusXM from a comparable carrier to SiriusXM’s current directors’ and officers’ liability insurance carrier on terms that are no less favorable to the terms of the directors’ and officers’ liability insurance coverage currently maintained by SiriusXM as of the date of this Agreement with respect to claims arising from facts or events that occurred on or before the Merger Effective Time. If SiriusXM is unable to obtain the “tail” policy described in the immediately preceding sentence as of the Merger Effective Time, SplitCo shall obtain an insurance and indemnification policy (from a comparable carrier as the current SiriusXM insurer) that provides directors’ and officers’ liability insurance for events, acts and omissions occurring at or prior to the Merger Effective Time for an aggregate period of no less than six years from the Merger Effective Time that is no less favorable to the Indemnitees than SiriusXM’s existing policy. In addition, SplitCo shall obtain an insurance and indemnification policy (from a comparable carrier as the current SiriusXM insurer) that provides directors’ and officers’ liability insurance for events, acts and omissions occurring from and after the Merger Effective Time that is no less favorable to the Indemnitees than SiriusXM’s existing policy. Notwithstanding the foregoing, in no event will SiriusXM or SplitCo be required to pay annual premiums for such coverage described in this Section 6.10(c) in excess of 300% of the last annual premium paid by SiriusXM for the directors’ and officers’ liability insurance coverage currently maintained by SiriusXM; provided that, in such

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an event that the annual premium for any such policy exceeds 300% of the last annual premium paid by SiriusXM for the directors’ and officers’ liability insurance coverage currently maintained by SiriusXM, SiriusXM or SplitCo, as applicable, shall obtain the available policy or policies, as applicable and in each case, with an annual premium equal to or less than 300% of the last annual premium paid by SiriusXM for the directors’ and officers’ liability insurance coverage currently maintained by SiriusXM, that most closely satisfies the obligations set forth in this Section 6.10(c) in the aggregate. SiriusXM or SplitCo, as applicable, shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder. SiriusXM shall cause the D&O Tail Policy to expressly provide that it survives the Closing.

(d) The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have. The obligations of SplitCo and SiriusXM under this Section 6.10 shall not be terminated or modified in such a manner as to materially and adversely affect the rights of any Indemnitee to whom this Section 6.10 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (such consent not to be unreasonably delayed, withheld or conditioned) (it being expressly agreed that the Indemnitees to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10).

(e) In the event that SplitCo or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) winds up or dissolves, then, and in each such case, proper provision shall be made so that the successors and assigns of SplitCo shall assume all of the obligations thereof set forth in this Section 6.10.

(f) SplitCo hereby acknowledges that the Indemnitees have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons (collectively, “Other Indemnitors”). SplitCo hereby agrees that, (i) SplitCo and its Subsidiaries are the indemnitors of first resort (i.e., their obligations to a Indemnitee shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee shall be secondary), (ii) SplitCo and its Subsidiaries shall, to the extent permitted by the SplitCo Public Charter Documents and SplitCo Subsidiary Documents or pursuant to any indemnity agreements between any of SiriusXM and its Subsidiaries and any such Indemnitees as in effect on the date of this Agreement, be required to advance the full amount of expenses incurred by any Indemnitee and, to the extent permitted by the SplitCo Public Charter Documents and SplitCo Subsidiary Documents or pursuant to any indemnity agreements between any of SiriusXM and its Subsidiaries and any such Indemnitees as in effect on the date of this Agreement, be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted, without regard to any rights the Indemnitee may have against the Other Indemnitors, and (iii) effective upon the Closing, SplitCo and its Subsidiaries, irrevocably waive, relinquish and release the Other Indemnitors (other than the insurers under the D&O Tail Policy) from any and all claims (A) against the Other Indemnitors for contribution, indemnification, subrogation or any

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other recovery of any kind in respect thereof and (B) that the Indemnitees must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before SplitCo and its Subsidiaries must perform its expense advancement, reimbursement or indemnification obligations under this Agreement. SplitCo hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a Indemnitee with respect to any claim for which a Indemnitee has sought indemnification from SplitCo and its Subsidiaries shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnitee against SplitCo and its Subsidiaries, and SplitCo and its Subsidiaries shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to SiriusXM or any of its Subsidiaries for any of their respective directors, officers or other employees or the D&O Tail Policy, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

(h) The obligations of SiriusXM and SplitCo (or any successor entity thereto) under this Section 6.10 shall continue in full force and effect for a period of six years from the Merger Effective Time; provided, however, that if any Claim (whether arising before, at or after the Merger Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Merger Effective Time, the provisions of this Section 6.10 shall continue in effect until the full and final resolution of such Claim.

Section 6.11 Litigation.

(a) Each of Liberty, SplitCo, Merger Sub and SiriusXM shall (i) use its reasonable best efforts to defend against, and shall promptly notify the other parties hereto of and keep such other parties reasonably informed with respect to the status of, all Actions in which such party or any of their respective directors or officers is named as a defendant that arises out of, relates to or is in connection with any or all of the Transactions, including any Actions that seek to enjoin, restrain or prohibit any or all of the Transactions and/or seek monetary damages relating to, arising from or in connection with any or all of the Transactions (“Transaction Litigation”) and (ii) bear its own fees, costs and expenses with respect to its participation in the defense of, and/or engagement of counsel with respect to, any Transaction Litigation (understanding that all such fees and expenses of Liberty (A) prior to the Closing shall be paid by Liberty or reduce Transferred Cash (as defined in the Reorganization Agreement) and (B) following the Closing shall become SplitCo Liabilities under the Reorganization Agreement and be subject to Section 4.1(n) thereof). From the date hereof until the Closing, Liberty shall have the right to take control of the defense and settlement with respect to any and all Transaction Litigation and to employ and engage attorneys reasonably satisfactory to Liberty, upon written notice to the other parties of such election; provided that Liberty shall keep SiriusXM reasonably informed of the status of any such defense and shall regularly consult with, and consider in good faith any input from, SiriusXM with respect to any such defense. From and after the Closing, SplitCo shall have the right to take control of the defense and settlement with respect to any and all Transaction Litigation and to employ and

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engage attorneys reasonably satisfactory to SplitCo, upon written notice to the other parties of such election; provided that SplitCo shall keep Liberty reasonably informed of the status of any such defense and shall regularly consult with, and consider in good faith any input from, Liberty with respect to any such defense. None of Liberty, SplitCo, Merger Sub or SiriusXM shall settle any such Transaction Litigation or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having the prior written consent of Liberty and SplitCo (such consent not to be unreasonably delayed, withheld or conditioned). Each of Liberty, SplitCo, Merger Sub and SiriusXM shall use reasonable best efforts to cause each of its Affiliates, directors and officers to use reasonable best efforts to defend any Transaction Litigation in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.11(a) to the same extent as if such Person was a party.

(b) Each of Liberty, SplitCo, and SiriusXM shall use reasonable best efforts to pursue recovery for any Liabilities arising from the Specified Litigation Matter or any Transaction Litigation under its applicable insurance policies to the maximum extent possible, the proceeds of which shall be paid in accordance with the resolution of such litigation; provided that, in the event that Liberty, SplitCo or SiriusXM obtains recovery under its applicable insurance policies after SiriusXM has paid any judgment or settlement amount with respect to a SplitCo Liability, then the proceeds of such recovery shall be paid to SiriusXM (provided, that, for the avoidance of doubt, if Liberty has separately paid any judgment or settlement amount in connection with the same matter and with respect to which Liberty obtains recovery under its applicable insurance policies, then the proceeds of such recovery (up to the amount of such payment by Liberty) shall not be paid to SiriusXM).

Section 6.12 Fees and Expenses. Subject to Section 9.3(c), all fees and expenses incurred in connection with this Agreement, each other Transaction Agreement, the Merger and the consummation of the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided that all fees and expenses incurred by Liberty, SplitCo and Merger Sub in connection with this Agreement, each other Transaction Agreement, the Merger and the consummation of the Transactions shall be borne by SplitCo by virtue of such fees and expenses being attributed to Liberty SiriusXM and transferred to SplitCo in the Restructuring. Notwithstanding anything to the contrary contained herein, (i) SplitCo will pay for the total SEC filing fee as well the printing and mailing of the Prospectus / Proxy Statement to the holders of SiriusXM Common Stock and Liberty SiriusXM Common Stock; provided, that, if this Agreement is validly terminated prior to the Closing, SiriusXM will, within two (2) Business Days of such termination of this Agreement, reimburse SplitCo for the cost of such SEC filing fee applicable to the Form S-4, which is attributable to the shares of SplitCo Common Stock to be issued to the holders of SiriusXM Common Stock in the Merger, and the cost of the printing and mailing of the Prospectus / Proxy Statement applicable to the holders of SiriusXM Common Stock and (ii) each of Liberty and SiriusXM shall bear fifty percent (50%) of the fees payable in connection with the filings to be made pursuant to Section 6.6 to obtain the Requisite FCC Approvals.

Section 6.13 Tax Matters.

(a) None of Liberty, SplitCo, SiriusXM or any of their respective Subsidiaries shall take any action, cause any action to be taken, fail to take any action or fail to cause any action

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to be taken, which action or failure to act could reasonably be expected to cause (i) the exchanges of SiriusXM Common Stock for the Merger Consideration pursuant to the Merger, taken together with the Contribution, to fail to qualify for the Merger Intended Tax Treatment, or (ii) the Split-Off to fail to qualify for the Split-Off Intended Tax Treatment.

(b) Liberty, SiriusXM and SplitCo agree that, with respect to any and all Tax sharing or allocation agreements, whether written or unwritten, between or among the Liberty Tax Sharing Parties, on the one hand, and the SplitCo Tax Sharing Parties, on the other hand, (in each case, other than commercial agreements the primary subject matter of which is not Taxes) which are in effect as of immediately before the Split-Off Effective Time (including, for the avoidance of doubt, the Sirius/Liberty Tax Sharing Agreement, but not including any Transaction Agreement) (“Terminating Tax Sharing Agreements”), effective as of the Split-Off Effective Time, (i) none of the Liberty Tax Sharing Parties shall have any further rights, benefits, obligations or liabilities against or with respect to any of the SplitCo Tax Sharing Parties pursuant to the Terminating Tax Sharing Agreements, (ii) none of the SplitCo Tax Sharing Parties shall have any further rights, benefits, obligations or liabilities against or with respect to any of the Liberty Tax Sharing Parties pursuant to the Terminating Tax Sharing Agreements, (iii) the Sirius/Liberty Tax Sharing Agreement shall terminate and have no further force and effect, and (iv) except as otherwise expressly set forth in this Agreement or in another Transaction Agreement, the rights, benefits, obligations and liabilities of the Liberty Tax Sharing Parties, on the one hand, and the SplitCo Tax Sharing Parties, on the other hand, with respect to Taxes and Tax matters shall be governed exclusively by the Tax Sharing Agreement. For the avoidance of doubt, nothing in this Section 6.13(b) shall cause or result in the termination of the Liberty Tax Sharing Policies or the Tax Sharing Agreement.

(c) At the Closing, SiriusXM shall deliver to SplitCo a certificate, in form and substance reasonably satisfactory to SplitCo and that complies with Treasury Regulations Section 1.897-2(h), to the effect that interests in SiriusXM are not United States real property interests.

Section 6.14 Rule 16b-3.

(a) Prior to each of the Split-Off Effective Time and the Merger Effective Time, each of Liberty and SplitCo shall take such steps as may be reasonably requested by any party hereto (to the extent permitted by applicable law) to cause (a) dispositions and acquisitions of Liberty SiriusXM Common Stock and other equity securities (including securities deliverable upon exercise, vesting or settlement of any equity awards or other derivative securities and also including any acquisitions resulting from the acceleration of any equity awards), and (b) acquisitions of SplitCo’s equity securities (including securities deliverable upon exercise, vesting or settlement of any equity awards or other derivative securities), pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Liberty or SplitCo, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act, including in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters (the “No-Action Letter”). For the avoidance of doubt, the foregoing shall only apply in respect of dispositions or acquisitions eligible for the exemption set forth in Rule 16b-3.

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(b) Prior to each of the Split-Off Effective Time and the Merger Effective Time, SiriusXM shall take such steps as may be reasonably requested by any party hereto (to the extent permitted by applicable law) to approve dispositions of SiriusXM Common Stock and other equity securities of SiriusXM by each individual who is a director or officer of SiriusXM pursuant to the transactions contemplated by this Agreement under Rule 16b-3 promulgated under the Exchange Act including in accordance with the No-Action Letter. For the avoidance of doubt, the foregoing shall only apply in respect of dispositions eligible for the exemption set forth in Rule 16b-3.

Section 6.15 Nasdaq Listing. SplitCo shall use reasonable best efforts to cause the shares of SplitCo Common Stock to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.16 SiriusXM Common Stock Delisting. SiriusXM, Liberty and SplitCo shall cooperate and use their reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on their part under applicable Law and the rules and policies of Nasdaq to enable the delisting of the shares of SiriusXM Common Stock from Nasdaq and the deregistration of the shares of SiriusXM Common Stock under the Exchange Act as promptly as practicable after the Merger Effective Time.

Section 6.17 No Acquisition of a Liberty Interest by SiriusXM. From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement in accordance with Article IX, SiriusXM will not (a) acquire, directly or indirectly, any shares of Liberty SiriusXM Common Stock or any other rights to purchase or receive additional shares of Liberty SiriusXM Common Stock other than as a result of stock splits, dividends or other similar transactions or (b) acquire, directly or indirectly, any Liberty Interest.

Section 6.18 No Acquisition of a SiriusXM Interest by Liberty. From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement in accordance with Article IX, Liberty will not (a) sell, dispose of or transfer, directly or indirectly, any shares of SiriusXM Common Stock other than as contemplated by the Transaction Agreements (including in connection with the Restructuring), (b) acquire, directly or indirectly, any additional shares of SiriusXM Common Stock or any other rights to purchase or receive additional shares of SiriusXM Common Stock other than as a result of stock splits, dividends or other similar transactions or any deemed purchases of SiriusXM Common Stock resulting from the refinancing or repurchase of the 2.75% Exchangeable Senior Debentures or (c) enter into or acquire, directly or indirectly, any derivative contract with respect to any shares of SiriusXM Common Stock or enter into any other hedging or other similar transaction that has the effect of providing Liberty, directly or indirectly, with the economic benefits, voting rights or risks of ownership of any shares of SiriusXM Common Stock.

Section 6.19 Intercompany Arrangements; Intercompany Payables; Termination of Investment Agreement and Section 253 Agreement.

(a) As of the Split-Off Effective Time, except with respect to the Transaction Agreements, (i) none of SplitCo or any of its Subsidiaries shall be liable to Liberty or any of its controlled Affiliates based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Split-Off Effective Time, and (ii) each of

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SplitCo (on behalf of itself and its Subsidiaries) and Liberty (on behalf of itself and its controlled Affiliates) hereby terminates any and all Contracts, arrangements, courses of dealing and understandings between or among SplitCo (on behalf of itself and its Subsidiaries), on the one hand, and Liberty (on behalf of itself and its controlled Affiliates), on the other hand, solely insofar as such Contracts, arrangements, course of dealing and understandings relate to the SplitCo Business, SplitCo or any of SplitCo’s Subsidiaries, effective as of the Split-Off Effective Time. No such Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) insofar as it is terminated with respect to the SplitCo Business, SplitCo or any of SplitCo’s Subsidiaries shall be of any further force or effect after the Split-Off Effective Time with respect to the SplitCo Business, SplitCo or any of SplitCo’s Subsidiaries. SplitCo and Liberty shall, and shall cause their respective controlled Affiliates to, execute and deliver such agreements, instruments and other papers as may be required to evidence the termination of any such Contract, arrangement, course of dealing or understanding with respect to the SplitCo Business, SplitCo or any of SplitCo’s Subsidiaries pursuant to this Section 6.19 if so requested by a party hereto. All intercompany payables and loans owed to Liberty or its Subsidiaries (except for SplitCo and its Subsidiaries), on the one hand, by SplitCo or one of its Subsidiaries, on the other hand, including as provided in Section 6.2(b), shall, prior to or at the Split-Off Effective Time, be canceled, settled or extinguished.

(b) Subject to the consummation of the Merger, each of Liberty (on behalf of itself with respect to the Section 253 Agreement and on behalf of Liberty Radio with respect to the Investment Agreement) and SiriusXM hereby terminates each of the Investment Agreement and the Section 253 Agreement, in each case, effective as of the Merger Effective Time and with no further obligations of SplitCo or its Affiliates from and after the Closing. Liberty and SiriusXM shall, and shall cause their respective Subsidiaries to, execute and deliver such further agreements, instruments and other papers as may be required to evidence the termination of the Investment Agreement and the Section 253 Agreement. Following such terminations, the Investment Agreement and the Section 253 Agreement shall be of no further or effect.

Section 6.20 Liberty Undertaking; Effects of Split-Off.

(a) Liberty agrees that during the period from the date hereof to the earlier of the Split-Off Effective Time and the termination of this Agreement in accordance with Article IX, it will (i) cause SplitCo, Merger Sub and SplitCo’s other Subsidiaries to perform their respective obligations under this Agreement in accordance with the terms hereof and (ii) be responsible for any Liability arising out of a breach of any representation or warranty made by SplitCo or Merger Sub in this Agreement and for the failure of SplitCo or Merger Sub to perform any of such party’s covenants, agreements or obligations hereunder in accordance with the terms hereof.

(b) Effective as of the Split-Off Effective Time, Liberty hereby transfers, assigns and conveys to SplitCo all of Liberty’s rights and benefits under this Agreement (other than Liberty’s (and its officers’ and directors’) rights under Sections 6.9, 6.11, 6.12, 6.13(b), 6.17, 6.19, 6.20 and 9.2 (such rights, collectively, the “Retained Rights”), provided that nothing herein shall affect any of SplitCo’s, Merger Sub’s or SiriusXM’s rights (other than against Liberty) under such sections) (such assigned rights and benefits, collectively, the “Assigned Rights”). Effective as of the Split-Off Effective Time, SplitCo accepts the Assigned Rights and assumes and agrees to be bound by all of Liberty’s liabilities and obligations under this Agreement (other than

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Liberty’s (and its officers’ and directors’) liabilities and obligations under Sections 6.9, 6.11, 6.12, 6.13(b) and 6.19 (the “Retained Obligations”)) (the “Assigned Obligations”), and to perform the Assigned Obligations in accordance with this Agreement; provided that, such assumption of liabilities and obligations is subject to Section 6.20(c).

(c) Effective as of the Split-Off Effective Time, (i) SiriusXM, SplitCo and Merger Sub hereby release Liberty from any obligations and liabilities relating to (A) any breach by Liberty, SplitCo or Merger Sub of any representation or warranty made by or on behalf of any of them hereunder or the failure of Liberty, SplitCo or Merger Sub to perform any covenant, agreement or obligation to be performed by Liberty, SplitCo or Merger Sub hereunder (other than the Retained Obligations), (B) Liberty’s obligation pursuant to this Agreement to cause SplitCo and Merger Sub to perform their respective covenants, agreements or obligations hereunder and (C) SplitCo’s performance after the Split-Off Effective Time of the Assigned Rights and Assigned Obligations (for the avoidance of doubt, the foregoing does not constitute a release in favor of SplitCo with respect to any of the obligations of SplitCo hereunder) and (ii) Liberty hereby releases each of SiriusXM, SplitCo and Merger Sub, from any obligations and liabilities relating to any breach by it of any representation or warranty made by it hereunder or its failure to perform in all material respects any covenant, agreement or obligation to be performed by it hereunder (other than any obligation of SplitCo and SiriusXM with respect to a Retained Right). In furtherance of and not in limitation of the foregoing, the parties agree that from and after the Split-Off Effective Time, SiriusXM will look solely to SplitCo and Merger Sub with respect to (i) the performance of SplitCo’s and Merger Sub’s covenants, agreements or obligations hereunder and with respect to any liability of SplitCo or Merger Sub hereunder and (ii) the performance of Liberty’s covenants, agreements or Assigned Obligations hereunder, whether such obligation or liability arises before or after the Split-Off Effective Time. Notwithstanding anything to the contrary contained herein, the foregoing releases shall not affect the rights of the parties under the Transaction Agreements.

(d) For the avoidance of doubt, nothing in this Section 6.20 shall affect the rights, benefits, obligations or liabilities of the parties under the other Transaction Agreements.

(e) Nothing in this Section 6.20 shall (i) relieve any party from liability for fraud or any willful breach of this Agreement or (ii) affect the rights and obligations of any party under this Agreement upon termination of this Agreement pursuant to Article IX.

Section 6.21 State Takeover Statutes. Each party hereto shall use its reasonable best efforts to (a) take all action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to any of the Transactions and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

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Section 6.22 3.75% Convertible Senior Notes and 2.75% Exchangeable Senior Debentures.

(a) At or prior to the Split-Off Effective Time, to the extent the 3.75% Convertible Senior Notes and/or the 2.75% Exchangeable Senior Debentures are outstanding, as applicable, Liberty and SplitCo shall give any notices and take all other actions necessary in accordance with the terms of the Existing Indentures which actions shall include Liberty and SplitCo (or their Subsidiaries) (i) taking any corporate or other organizational action and giving any notices, press releases, documents or instruments, in each case, that may be required in connection with the Transactions, (ii) preparing any supplemental indentures required under the Existing Indentures in connection with the Transactions and the consummation thereof to be executed and delivered to the trustee under the applicable Existing Indenture at or prior to the Split-Off Effective Time, (iii) causing their counsel to deliver any opinions of counsel required to be delivered at or prior to the Split-Off Effective Time (including, but not limited to, the opinions of counsel to the applicable trustee as set forth in Section 10.04 of the 3.75% Convertible Senior Notes Indenture and Section 9.03 of the 2.75% Exchangeable Senior Debentures Indenture) and any officer’s certificates or other documents or instruments, as may be necessary to comply with all of the terms and conditions of the Existing Indentures in connection with the Transactions; and (iv) taking all actions under (A) the 3.75% Convertible Senior Notes Indenture as are required thereby for the Transactions to qualify as a “SIRI Distribution” (as such term is defined in the 3.75% Convertible Senior Notes Indenture) thereunder and (B) the 2.75% Exchangeable Senior Debentures Indenture as are required thereby for the Transactions to qualify as a “Permitted Transfer” (as such term is defined in the 2.75% Exchangeable Senior Debentures Indenture) thereunder.

(b) Liberty and SplitCo shall (i) provide SiriusXM and the Special Committee reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required to be delivered under the Existing Indentures pursuant to Section 6.22(a), prior to the dispatch or making thereof and Liberty and SplitCo shall give due consideration to any such comments proposed by SiriusXM and the Special Committee and (ii) provide SiriusXM and the Special Committee and their respective counsel (to the extent not publicly available) with copies of any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required to be delivered under the Existing Indentures pursuant to Section 6.22(a).

(c) Except in connection with any action (x) permitted under Section 6.2 (including, but not limited to, entering into any supplemental indenture to the 2.75% Exchangeable Senior Debentures Indenture related to any repurchase or redemption of the 2.75% Exchangeable Senior Debentures permitted by Section 6.2(a)(xii)) or (y) permitted by Section 6.22(d), prior to the Merger Effective Time, neither Liberty nor SplitCo shall amend, modify or supplement any Existing Indenture or take any action that, in each case, would adversely affect Liberty’s obligations or SplitCo’s obligations under any Existing Indenture in any material respect without the prior written consent of SiriusXM (other than, for the avoidance of doubt, any required change in connection with the Transactions).

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(d) If the Merger Effective Time has not occurred by the Resale Restriction Termination Date (as defined in the 3.75% Convertible Senior Notes Indenture), Liberty shall use commercially reasonable efforts as promptly as reasonably practicable following the Resale Restriction Termination Date and prior to the Closing Date (and in no event later than March 25, 2024) to remove the restrictive legend on the 3.75% Convertible Senior Notes (for the avoidance of doubt, this Section 6.22(d) shall not be deemed violated if such restrictive legend is not removed by March 25, 2024 so long as Liberty used and continues to use, prior to the Closing Date, its commercially reasonable efforts to comply with this Section 6.22(d)).

Section 6.23 Financing.

(a) In coordination with the Debt Financing Sources and Liberty, SiriusXM shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to launch a marketing process in order to obtain commitments for an Alternative Financing in the form of term “A” loans as promptly as possible following the date hereof. To the extent any Alternative Financing is obtained on or prior to the Closing Date, SiriusXM shall, and shall cause each of its Subsidiaries to, promptly terminate the Financing Commitments by an amount no less than the aggregate principal amount of such Alternative Financing obtained on or prior to the Closing Date.

(b) To the extent reasonably requested in writing by Liberty and SplitCo, SiriusXM shall coordinate with Liberty and Splitco in connection with the process of an Alternative Financing and shall keep Liberty and SplitCo reasonably informed of the status of its (and its Subsidiaries’) efforts to arrange the Financing or the Alternative Financing (including providing Liberty and SplitCo with copies of material draft and definitive agreements and other material documents (including any lender presentations and road show decks) related to the Financing or the Alternative Financing, as applicable). SiriusXM (on behalf of itself and its Subsidiaries) shall give Liberty and SplitCo notice as promptly as reasonably practicable (x) of any material breach or default by any party to any of the Financing Commitments or definitive agreements related to the Financing or the Alternative Financing of which SiriusXM (or its Subsidiaries) becomes aware, (y) of the receipt of any written (A) notice or (B) other communication, in each case, from any Person with respect to (1) any actual or potential material breach, default, termination or repudiation by any party to any of the Financing Commitments or definitive agreements related to the Financing or the Alternative Financing or (2) material dispute or disagreement between or among the parties to any of the Financing Commitments or definitive agreements related to the Financing or the Alternative Financing including, without limitation, with respect to the obligation to fund the Financing, the Alternative Financing or the amount of the Financing or the Alternative Financing to be funded at the Closing, and (z) if at any time for any reason SiriusXM (or its Subsidiaries) believes in good faith that it (or its Subsidiaries) will not be able to obtain all or any portion of the Financing or the Alternative Financing needed to consummate the Transactions on the terms and conditions, in the manner, or from the sources contemplated by, any of the Financing Commitments or definitive agreements related to the Financing or the Alternative Financing at or prior to the time that the Closing is required to occur pursuant to the terms hereof.

(c) Each of Liberty and SplitCo shall use their respective reasonable best efforts to provide all reasonable cooperation requested in writing by SiriusXM in connection with the Financing or the Alternative Financing. Notwithstanding anything to the contrary, neither Liberty

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nor SplitCo shall be required to take or permit the taking of any action pursuant this clause (d) that: (i) would require Liberty, SplitCo or any of their Subsidiaries or any Persons who are officers or directors of Liberty, SplitCo or any of their Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing, the Alternative Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, (ii) cause any representation or warranty in this Agreement to be breached by Liberty, SplitCo or any of their Subsidiaries, (iii) require Liberty, SplitCo or any of their Subsidiaries to have any obligation under any agreement, certificate, document or instrument related to the Financing or the Alternative Financing, (iv) cause any director, officer or employee or stockholder of Liberty, SplitCo or any of their Subsidiaries to incur any personal liability, (v) conflict with the organizational documents of Liberty, SplitCo or any of their Subsidiaries or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which Liberty, SplitCo or any of their Subsidiaries is a party, (vii) provide access to or disclose information that Liberty, SplitCo or any of their Subsidiaries determines would jeopardize any attorney-client privilege of Liberty, SplitCo or any of their Subsidiaries, (viii) provide access to or disclosure of information that Liberty, SplitCo or any of their Subsidiaries consider non-public or confidential, other than as expressly authorized by (and in compliance with) Section 6.8, (ix) prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice or (x) would unreasonably interfere with the conduct of the business of Liberty, SplitCo or any of their Subsidiaries.

(d) SiriusXM and its Subsidiaries shall indemnify and hold harmless Liberty, SplitCo and any of their Subsidiaries and any of their Representative from and against any and all losses suffered or incurred by them in connection with any actions (if any) related to the Financing or Alternative Financing taken by Liberty, SplitCo and any of their Subsidiaries and any of their Representatives pursuant to this Section 6.23 and any information used in connection with the foregoing, except to the extent that any of the foregoing arises from (x) information provided in writing by Liberty or SplitCo, or any of their respective Subsidiaries or any of their Representatives (to the extent such Representative was explicitly directed in writing by Liberty or SplitCo to provide such information) in connection with its obligations pursuant to this Section 6.23 or (y) the bad faith, gross negligence or willful misconduct of Liberty or SplitCo, or any of their respective Subsidiaries or any of their respective Representatives as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(e) To the extent the Debt Commitment Letter has not been terminated in full prior to the date that is 60 days after the Signing Date (as defined in the Debt Commitment Letter), or the Commitments (as defined in the Debt Commitment Letter) have not been reduced to a level where the Existing Credit Agreement (as defined in the Commitment Letter) permits the full amount of the Commitments to be secured prior to the date that is 60 days after the Signing Date (as defined in the Debt Commitment Letter), SiriusXM and its Subsidiaries shall use commercially reasonable efforts (it being understood that such commercially reasonable efforts will not include (x) payment of any amendment fee by SiriusXM or its Subsidiaries in order to achieve the Security Amendment greater than any amount required under Section 1(A)(ii) of the Fee Letter or (y) any other changes (including with respect to interest rates or more restrictive covenant amendments)

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to the Existing Credit Agreement other than the Security Amendment) to launch an amendment process for the Security Amendment (as defined in the Debt Commitment Letter).

Section 6.24 Other Debt Items.

(a) On or before the Closing, but in any event no later than immediately prior to the time when the Margin Loan Agreement is required to be repaid in connection with Closing, (x) SiriusXM shall cause SiriusXM Radio to execute and deliver the SiriusXM Promissory Note and, pursuant to the terms of the SiriusXM Promissory Note, loan to SplitCo the amount set forth in the SiriusXM Promissory Note and (y) SplitCo shall execute and deliver the SiriusXM Promissory Note.

(b) SiriusXM shall, and shall cause each of its Subsidiaries to, use their commercially reasonable efforts to take all actions reasonably requested by Liberty in connection with satisfying the condition to closing set forth in Section 7.3(d) such that the Merger may be consummated.

(c) On the Closing Date, Liberty shall provide to SiriusXM executed copies of the Payoff Letters, drafts of which have been provided to SiriusXM at least five (5) Business Days prior to Closing.

ARTICLE VII.
Conditions Precedent

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger is subject to the satisfaction (or waiver solely with respect to the conditions set forth in Section 7.1(c)) on or prior to the Split-Off Effective Time of the following conditions:

(a) Liberty Stockholder Approval. The Liberty Stockholder Approval shall have been obtained in accordance with applicable Law and the Liberty Charter Documents;

(b) Reorganization Agreement Conditions. All of the conditions precedent set forth in Section 2.2 and Section 2.3 of the Reorganization Agreement shall have been satisfied or, to the extent permitted under the terms thereof, waived;

(c) Regulatory Approvals. (i) Except as set forth on Section 7.1(c) of the Liberty Disclosure Schedule, the waiting period, if any (and any extension thereof), applicable to the Merger or Split-Off under the HSR Act shall have been terminated or shall have expired, and (ii) except as would not, individually or in the aggregate, reasonably be expected to result in a SplitCo Material Adverse Effect or a SiriusXM Material Adverse Effect and except as set forth on Section 7.1(c) of the Liberty Disclosure Schedule, (A) all other authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required by, any Governmental Authority (other than the FCC) which are required in connection with the Merger or Split-Off shall have been filed, have occurred, been obtained or have lapsed (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, being referred to as the “Requisite Regulatory

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Approvals”), and (B) all such Requisite Regulatory Approvals referred to in clause (A) to the extent applicable shall have been so obtained and be in full force and effect;

(d) FCC Approvals. The Requisite FCC Approvals shall have been obtained;

(e) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of any of the Transactions or making the consummation of any of the Transactions illegal;

(f) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and the registration of the shares of SplitCo Common Stock shall have become effective under Section 12(b) of the Exchange Act; and

(g) Stock Listing. The shares of SplitCo Common Stock shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(h) Reorganization Agreement. The Split-Off Transactions shall have been consummated in accordance with the terms hereof and the terms of the Reorganization Agreement.

Section 7.2 Conditions to Obligations of SiriusXM. The obligations of SiriusXM to effect the Merger are further subject to the satisfaction (or waiver solely with respect to the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c)) on or prior to the Split-Off Effective Time of the following conditions:

(a) Representations and Warranties. Except as set forth in the following sentence, the representations and warranties set forth in Articles III and IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, or as otherwise expressly set forth therein), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a SplitCo Material Adverse Effect. The representations and warranties set forth in Sections 3.2, 3.3(d), 3.6, 3.7 and 4.2 shall be true and correct in all respects other than for de minimis exceptions (other than the fourth sentence of Section 3.2(a), which shall be true and correct in all material respects) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, or as otherwise expressly set forth therein). On the Closing Date and prior to the Split-Off Effective Time, SiriusXM shall have received a certificate signed on behalf of Liberty and SplitCo by an authorized officer, dated as of the Closing Date, to such effect;

(b) Performance of Obligations of Liberty. Liberty shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to

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the Closing Date, and SiriusXM shall have received a certificate on the Closing Date and prior to the Split-Off Effective Time signed on behalf of Liberty by an authorized officer to such effect;

(c) Performance of Obligations of SplitCo and Merger Sub. SplitCo and Merger Sub shall each have performed in all material respects all obligations required to be performed by such party under this Agreement at or prior to the Closing Date, and SiriusXM shall have received a certificate on the Closing Date and prior to the Split-Off Effective Time signed on behalf of SplitCo by an authorized officer to such effect; and

(d) Tax Opinion. SiriusXM shall have received an opinion of its counsel, Simpson Thacher & Bartlett LLP (“SiriusXM Tax Counsel”), in form and substance reasonably satisfactory to SiriusXM, dated the Closing Date, to the effect that, for U.S. federal income tax purposes, the exchanges of SiriusXM Common Stock for the Merger Consideration pursuant to the Merger, taken together with the Contribution, will qualify as exchanges described in Section 351 of the Code (the “Merger Intended Tax Treatment”).

Section 7.3 Conditions to Obligation of Liberty, SplitCo and Merger Sub. The obligation of Liberty, SplitCo and Merger Sub to effect the Merger is further subject to the satisfaction (or waiver solely with respect to the conditions set forth in Section 7.3(a) and Section 7.3(b)) on or prior to the Split-Off Effective Time of the following conditions:

(a) Representations and Warranties. Except as set forth in the following sentence, the representations and warranties set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, or as otherwise expressly set forth therein), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a SiriusXM Material Adverse Effect. The representations and warranties set forth in Sections 5.2 and 5.6 shall be true and correct in all respects (other than the fourth sentence of Section 5.2(a), which shall be true and correct in all material respects) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, or as otherwise expressly set forth therein). Liberty shall have received on the Closing Date and prior to the Split-Off Effective Time a certificate signed on behalf of SiriusXM by an authorized officer, dated as of the Closing Date, to such effect;

(b) Performance of Obligations of SiriusXM. SiriusXM shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and each of Liberty and SplitCo shall have received on the Closing Date and prior to the Split-Off Effective Time a certificate signed on behalf of SiriusXM by an authorized officer of SiriusXM to such effect;

(c) Tax Opinions. Liberty shall have received the following opinions from Skadden, Arps, Slate, Meagher & Flom LLP (“Liberty Tax Counsel”):

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(i) an opinion, dated the Redemption Date, in form and substance reasonably acceptable to Liberty, to the effect that, for U.S. federal income tax purposes, the Split-Off Transactions will qualify for the Split-Off Intended Tax Treatment;

(ii) an opinion, dated the Redemption Date, in form and substance reasonably acceptable to Liberty, to the effect that, for U.S. federal income tax purposes, the Split-Off and the Merger will not cause the ABHI Split-Off Transactions to fail to qualify for the ABHI Split-Off Intended Tax Treatment; and

(iii) an opinion, dated the Closing Date, in form and substance reasonably acceptable to Liberty, to the effect that, for U.S. federal income tax purposes, the exchanges of SiriusXM Common Stock for the Merger Consideration pursuant to the Merger, taken together with the Contribution, will qualify for the Merger Intended Tax Treatment;

(d) Margin Loan Repayment. All loans then outstanding together with accrued interest and any additional amounts required under the Margin Loan Agreement will be or shall be repaid in full (other than contingent or indemnification obligations that are not yet due) pursuant to and in accordance with one of the options set forth in the definition of “Liberty/SIRI Transaction Announcement” as set forth in the Margin Loan Agreement (it being expressly agreed that each Lender (as defined in the Margin Loan Agreement) under the Margin Loan Agreement is an express third party beneficiary of this Section 7.3(d)).

Section 7.4 Frustration of Closing Conditions. None of Liberty, SplitCo, Merger Sub or SiriusXM may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 6.6.

ARTICLE VIII.
Survival

Section 8.1 Survival The representations and warranties contained herein and in any certificate delivered pursuant to Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.3(a) and Section 7.3(b) hereto shall not survive the Merger Effective Time or the termination of this Agreement (other than as provided in Section 9.2). The covenants and agreements herein that relate to actions to be taken at or after the Merger Effective Time shall survive the Merger Effective Time until satisfied in full.

ARTICLE IX.
Termination

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Split-Off Effective Time:

(a) by the mutual written consent of Liberty, on the one hand, and SiriusXM (through the Special Committee), on the other hand, duly authorized by each of their respective Boards of Directors;

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(b) by either Liberty, on the one hand, or SiriusXM (through the Special Committee), on the other hand:

(i) if the Transactions shall not have been consummated on or before the Walk-Away Date, provided that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to act has been the primary cause of or resulted in the failure of the Merger to occur on or before the Walk-Away Date, if applicable, and such action or failure to act constitutes a breach of this Agreement or any of the other Transaction Agreements;

(ii) if any Restraint having the effect set forth in Section 7.1(e) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform or resulted from such party’s failure to perform any of its obligations under this Agreement or any of the other Transaction Agreements; or

(iii) if the Liberty Stockholder Approval shall not have been obtained at the Liberty Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of Liberty to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.1 or 6.4;

(c) by SiriusXM (through the Special Committee):

(i) if Liberty, SplitCo or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties set forth in Articles III and IV shall fail to be true) or the Reorganization Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Sections 7.2(a), 7.2(b), 7.2(c) or 7.1(h) to be satisfied and (B) is incapable of being cured by the Walk-Away Date, or is not cured, by Liberty, SplitCo or Merger Sub, as applicable, within thirty (30) calendar days following receipt of written notice from the Special Committee (on behalf of SiriusXM) of such breach or failure; provided, that SiriusXM is not in breach of any representation, warranty or covenant set forth in this Agreement, which breach would give rise to the failure of a condition set forth in Sections 7.3(a) or 7.3(b) to be satisfied; or

(ii) if a Liberty Adverse Recommendation Change shall have occurred;

and

(d) by Liberty, if SiriusXM shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties set forth in Article V shall fail to be true) or the Reorganization Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Sections 7.3(a), 7.3(b) or 7.1(h) to be satisfied and (B) is incapable of being cured by the Walk-Away Date, or is not cured, by SiriusXM within thirty (30) calendar days following receipt of written notice from Liberty of such breach or failure; provided, that SplitCo, Merger Sub or Liberty

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is not in breach of any representation, warranty or covenant set forth in this Agreement, which breach would give rise to the failure of a condition set forth in Sections 7.2(a), 7.2(b) or 7.2(c) to be satisfied.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the second to last sentence of Section 6.8(a), the second to last sentence of Section 6.8(b), Sections 6.12, 6.20, 9.2 and 9.3, and Article X, all of which shall survive termination of this Agreement), and there shall be no liability on the part of SiriusXM, Liberty, SplitCo or Merger Sub or their respective directors, officers and Affiliates, except (a) Liberty may have liability as provided in Section 9.3, and (b) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

Section 9.3 Termination Fee and Expenses.

(a) In the event that this Agreement is terminated by SiriusXM (through the Special Committee) pursuant to Section 9.1(c)(ii), then Liberty shall pay to SiriusXM a termination fee of $450 million in cash (the “Termination Fee”).

(b) Any payment required to be made in accordance with Section 9.3(a) shall be made within two (2) Business Days of the termination of this Agreement by SiriusXM.

(c) In the event that Liberty fails to pay the Termination Fee when required pursuant to this Section 9.3 when due, Liberty shall pay SiriusXM all of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with efforts to collect the Termination Fee together with interest on such amount at an annual rate equal to the prime rate established in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law. Liberty, SplitCo, Merger Sub and SiriusXM acknowledge that the fee and the other provisions of this Section 9.3 are an integral part of the Transactions and that, without these agreements, SiriusXM, Liberty, SplitCo and Merger Sub would not enter into this Agreement.

(d) The parties hereto agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by Liberty pursuant to this Section 9.3 and such Termination Fee is paid in full, except as provided in Section 9.3(c) and except in the event of any willful breach of Section 6.4 by Liberty, SplitCo or their respective Subsidiaries and Representatives, SiriusXM and its current and former Affiliates and Representatives shall be precluded from any other remedy against Liberty, SplitCo, Merger Sub and their respective current and former Affiliates and Representatives, at law or in equity or otherwise, and neither SiriusXM nor any of its current or former Affiliates or Representatives shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against SplitCo, Liberty, Merger Sub or any of their respective current or former Affiliates or Representatives in connection with this Agreement or the Transactions, and SiriusXM’s right to receive payment of the Termination Fee pursuant to Section 9.3 shall constitute the sole and exclusive remedy of SiriusXM and its current and former Affiliates and Representatives for all

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losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of SplitCo, Liberty, Merger Sub or any of their respective current or former Affiliates and Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding anything herein to the contrary, Liberty shall not be obligated to pay, and SiriusXM shall not be entitled to receive, the Termination Fee more than once.

ARTICLE X.
Miscellaneous

Section 10.1 Amendment or Supplement. At any time prior to the Merger Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Liberty Stockholder Approval, the SiriusXM Stockholder Consent, SplitCo Stockholder Consent or the Merger Sub Member Consent, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which, in the case of SiriusXM, requires approval of the Special Committee); provided, however, that following approval of the Transactions by the holders of Liberty SiriusXM Common Stock, the stockholders of SiriusXM, the sole stockholder of SplitCo or the sole member of Merger Sub, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the holders of Liberty SiriusXM Common Stock, the stockholders of SiriusXM, the sole stockholder of SplitCo or the sole member of Merger Sub without such approval; provided that any amendment or modification of Section 7.3(d) shall require the prior written consent of each Lender (as defined in the Margin Loan Agreement).

Section 10.2 Extension of Time, Waiver, Etc. At any time prior to the Merger Effective Time, any party may (through the Special Committee, in the case of SiriusXM), subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided that any waiver of Section 7.3(d) shall require the prior written consent of each Lender (as defined in the Margin Loan Agreement). Notwithstanding the foregoing, no failure or delay by Liberty, SplitCo, Merger Sub or SiriusXM in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.3 Assignment. Except as provided in Section 6.20, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.3 shall be null and void.

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Section 10.4 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. (a) This Agreement, each other Transaction Agreement, any agreement entered into at the Closing in accordance with the terms of any Transaction Agreement, the Liberty Disclosure Schedule and the SiriusXM Disclosure Schedule constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.10, this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware (and in each case, any appellate courts therefrom). Each of the parties hereby irrevocably and unconditionally submits and consents to personal jurisdiction in any such Action brought in any such court (and of the appropriate appellate courts therefrom), irrevocably agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and irrevocably agrees that all claims in respect of such Action may be heard and determined in any such court and agrees not to bring any Act arising out of or relating to this Agreement in any other court, and hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.8 shall be deemed effective service of process on such party.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY

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WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

Section 10.7 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 10.6(a), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.8 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent by e-mail or (b) on the first (1st) Business Day following the date of dispatch if sent by nationally recognized overnight courier (providing proof of delivery), in each case, to the parties at the following addresses; provided, that, should any such delivery be made by e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight carrier; provided further, that if a recipient confirms receipt of any such electronic mail communication, then there shall be no requirement that the sender send a copy of the information so delivered by a nationally recognized overnight carrier:

If to the Special Committee, to:

Eddy W. Hartenstein
Lead Independent Director
c/o Sirius XM Radio Inc.
1221 Avenue of the Americas
New York, New York 10020
Attention: General Counsel
E-Mail: [Separately provided]

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
Attention: Michael A. Diz
William D. Regner
Katherine Durnan Taylor
E-Mail: madiz@debevoise.com
wdregner@debevoise.com
ketaylor@debevoise.com
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If to SiriusXM or, following the Merger, SplitCo or the Surviving Corporation to:

Sirius XM Radio Inc.
1221 Avenue of the Americas
New York, New York 10020
Attention: Patrick Donnelly
E-Mail: [Separately provided]

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Eric Swedenburg, Esq.
Johanna Mayer, Esq.
E-Mail: eric.swedenburg@stblaw.com
Johanna.mayer@stblaw.com

If to Liberty or, prior to the Merger, SplitCo or Merger Sub to:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Chief Legal Officer
E-Mail: [Separately provided]

with a copy (which shall not constitute notice) to:

O’Melveny & Myers L.L.P.
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111
Attention:	C. Brophy Christensen
Bradley L. Finkelstein
Noah Kornblith
E-mail:	bchristensen@omm.com
bfinkelstein@omm.com
nkornblith@omm.com

or such other address or e-mail address as such party may hereafter specify by like notice to the other parties hereto.

Section 10.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as

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possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“2.75% Exchangeable Senior Debentures” means the 2.75% Exchangeable Senior Debentures due 2049 issued under the 2.75% Exchangeable Senior Debentures Indenture.

“2.75% Exchangeable Senior Debentures Indenture” means the Indenture, dated as of November 26, 2019, by and among Liberty, as issuer, and U.S. Bank National Association, as trustee (as amended or supplemented from time to time) relating to the 2.75% Exchangeable Senior Debentures.

“3.75% Convertible Senior Notes” means the 3.75% Convertible Senior Notes due 2028 issued under the 3.75% Convertible Senior Notes Indenture.

“3.75% Convertible Senior Notes Indenture” means the Indenture, dated as of March 10, 2023, by and among Liberty, as issuer, and U.S. Bank Trust Company, National Association, as trustee (as amended or supplemented from time to time) relating to the 3.75% Convertible Senior Notes.

“ABHI” means Atlanta Braves Holdings, Inc., a Nevada corporation.

“ABHI Contribution” means the “Contribution” as defined in the ABHI Tax Sharing Agreement.

“ABHI Debt-for-Equity Exchange” means the “Debt-for-Equity Exchange” as defined in the ABHI Tax Sharing Agreement.

“ABHI Distribution” means the “Distribution” as defined in the ABHI Tax Sharing Agreement.

“ABHI Split-Off” means the “Transactions” and the “Debt-for-Equity Exchange,” in each case as defined in the ABHI Tax Sharing Agreement.

“ABHI Split-Off Intended Tax Treatment” means (a) the qualification of the ABHI Transactions, taken together, as a transaction described under Section 368(a)(1)(D), 355 and 361 of the Code, (b) the non-recognition of income, gain or loss, by Liberty upon the receipt of ABHI Stock in the ABHI Contribution, the distribution of ABHI Stock in the ABHI Distribution, or the transfer of ABHI Stock pursuant to the ABHI Debt-for-Equity Exchange (except with respect to certain items of income or deduction attributable to the debt obligations exchanged in the ABHI Debt-for-Equity Exchange), and (c) the nonrecognition of gain or loss by, and the absence of an inclusion of an amount of income to, holders of Liberty Braves Common Stock and Liberty Formula One Common Stock upon the receipt of ABHI Stock in the ABHI Distribution (except with respect to cash in lieu of fractional shares).

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“ABHI Stock” means “Splitco Stock” as defined in the ABHI Tax Sharing Agreement.

“ABHI Tax Sharing Agreement” means the Tax Sharing Agreement dated as of July 18, 2023, by and between Liberty and ABHI, as filed with the SEC on July 18, 2023.

“ABHI Transactions” means the “Transactions” as defined in the ABHI Tax Sharing Agreement.

“Action” means any demand, action, charge, claim, complaint, grievance, arbitration, administrative enforcement proceeding, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced or brought by any Person, or conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, that, for any purpose hereunder (other than Section 10.12), none of the Persons listed in clauses (i)–(viii) shall be deemed to be Affiliates of any Person listed in any other such clause: (i) Liberty taken together with its Subsidiaries and any of their respective Investees (except with respect to SplitCo and its Subsidiaries prior to the Split-Off Effective Time), (ii) SplitCo taken together with its Subsidiaries and any of their respective Investees (except with respect to Liberty and its Subsidiaries prior to the Split-Off Effective Time), (iii) Liberty TripAdvisor Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees, (iv) Liberty Broadband Corporation taken together with its Subsidiaries and any of their respective Investees, (v) Qurate Retail, Inc. taken together with its Subsidiaries and any of their respective Investees, (vi) Liberty Global plc taken together with its Subsidiaries and any of their respective Investees, (vii) Liberty Latin America Ltd. taken together with its Subsidiaries and any of their respective Investees, and (viii) Atlanta Braves Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (a) none of SiriusXM and its Subsidiaries shall be deemed to be Affiliates of any of Liberty, SplitCo, Merger Sub or any of their respective Subsidiaries and (b) none of Liberty, SplitCo, Merger Sub or any of their respective Subsidiaries shall be deemed to be Affiliates of SiriusXM or any of its respective Subsidiaries, in each case, for any periods prior to the Merger Effective Time. In addition, for purposes of this Agreement, none of Liberty and its Subsidiaries shall be deemed to be Affiliates of SplitCo or any of its Subsidiaries following the Split-Off Effective Time.

“Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” and words of similar import have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such rules.

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“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in New York State are authorized or required by Law to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations and published orders of the FCC thereunder.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Contributed Subsidiaries” means the Subsidiaries of Liberty transferred or to be transferred to SplitCo pursuant to the Reorganization Agreement.

“Contribution” has the meaning given to such term in the Reorganization Agreement.

“Debt Financing Source Related Parties” means the Debt Financing Sources, together with their respective affiliates, and their respective directors, officers, partners, members, employees, controlling Persons, attorneys, agents, advisors and the other Representatives of each of the forgoing and successors and permitted assigns of each of the foregoing; provided, that neither SiriusXM nor any Affiliate or Subsidiary of SiriusXM shall be deemed to be a Debt Financing Source Related Party; provided further that, for the avoidance of doubt, neither JPMorgan nor Morgan Stanley, together with their respective affiliates, and their respective directors, officers, partners, members, employees, controlling Persons, attorneys, agents, advisors and other Representatives, in their respective advisory capacities under the engagement letters referenced in Section 3.6 and 5.6, shall be deemed to be a Debt Financing Source Related Party.

“Debt Financing Sources” means each entity that is party to the Debt Commitment Letter or either Engagement Letter (in each case, other than SiriusXM Radio) that has committed to provide, or agreed to arrange or be engaged in connection with, the Financing or the Alternative Financing, as applicable, in each case as evidenced by the Debt Commitment Letter or either Engagement Letter, as applicable; provided, that in the event that any additional Commitment Party (as defined in the Debt Commitment Letter) or Engagement Party (as defined in the applicable Engagement Letter) is added as a party to the Debt Commitment Letter or any Engagement Letter, as applicable, pursuant to the terms of the Debt Commitment Letter or Engagement Letters, as applicable, after the date hereof, the term “Debt Financing Sources” shall include each such institution; provided further that, for the avoidance of doubt, neither JPMorgan nor Morgan Stanley, in their respective advisory capacities under the engagement letters referenced in Section 3.6 and 5.6, shall be deemed to be a Debt Financing Source Related Party.

“Event” means event, occurrence, fact, condition, change, development or effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Indentures” means the 3.75% Convertible Senior Note Indenture and the 2.75% Exchangeable Senior Debentures Indenture.

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“FCC” means the Federal Communications Commission, including any bureau or division thereof acting on delegated authority.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local, domestic, foreign or multinational government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Investee” of any Person means any Person in which such first Person owns or controls an equity or voting interest.

“Investment Agreement” means, collectively, (i) that certain Investment Agreement, dated as of February 17, 2009, by and between Sirius XM Radio Inc. and Liberty Radio (the “2009 Investment Agreement”) and (ii) that certain Assignment and Assumption of the 2009 Investment Agreement, dated as of November 15, 2013, by and among Sirius XM Radio Inc., SiriusXM and Liberty Radio assigning all of Sirius XM Radio Inc.’s rights and obligations under the 2009 Investment Agreement to SiriusXM, in each case, as amended to date.

“Knowledge” means (a) with respect to SiriusXM, the actual knowledge of any of the individuals set forth in Section 10.10(a) of the SiriusXM Disclosure Schedule after due inquiry, (b) with respect to Liberty, the actual knowledge of any of the individuals set forth in Section 10.10(b) of the Liberty Disclosure Schedule after due inquiry and (c) with respect to SplitCo or Merger Sub, the actual knowledge of any of the individuals set forth in Section 10.10(c) of the Liberty Disclosure Schedule after due inquiry.

“Laws” means all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

“Liabilities” (and, with correlative meaning, “Liability”) means any and all indebtedness, liabilities, guarantees, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including those arising under any Action, Law, order, judgment, injunction or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Liberty Braves Common Stock” has the meaning given to such term in the ABHI Tax Sharing Agreement.

“Liberty Combined Group” means an affiliated, combined, consolidated, unitary or similar group for U.S. federal, state, local or foreign Tax purposes, the common parent of which is or was Liberty, SplitCo or any of their respective Subsidiaries.

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“Liberty Common Stock” means, collectively, Liberty SiriusXM Common Stock, Liberty Live Common Stock, and Liberty Formula One Common Stock.

“Liberty Formula One Common Stock” means, collectively, Series A Liberty Formula One Common Stock, Series B Liberty Formula One Common Stock and Series C Liberty Formula One Common Stock.

“Liberty Live Common Stock” means, collectively, Series A Liberty Live Common Stock, Series B Liberty Live Common Stock and Series C Liberty Live Common Stock.

“Liberty Owned SiriusXM Shares” means all of the shares of SiriusXM capital stock Beneficially Owned by Liberty and its Subsidiaries which, for the avoidance of doubt, excludes shares owned by the executive officers and directors of Liberty in their respective individual capacities or through entities for estate planning purposes as of immediately prior to the Split-Off Effective Time.

“Liberty Retained Assets” has the meaning given to such term in the Reorganization Agreement.

“Liberty Retained Businesses” has the meaning given to such term in the Reorganization Agreement.

“Liberty Split-Off Representation Letters” means one or more customary representation letters from Liberty in a form reasonably agreed by Liberty Tax Counsel, in support of the opinions referenced in Sections 7.3(c)(i) and 7.3(c)(ii).

“Liberty SiriusXM Equity Awards” means outstanding equity awards with respect to Liberty SiriusXM Common Stock governed by the terms of a Liberty Stock Plan.

“Liberty SiriusXM Indebtedness Agreements” means, collectively, the Margin Loan Agreement, the 2.75% Exchangeable Senior Debentures and the 3.75% Convertible Senior Notes.

“Liberty SiriusXM Stock Option” means an outstanding option to purchase a share of Liberty SiriusXM Common Stock granted under a Liberty Stock Plan.

“Liberty SiriusXM Restricted Share” means an outstanding restricted share with respect to shares of Liberty SiriusXM Common Stock granted under a Liberty Stock Plan.

“Liberty SiriusXM Restricted Stock Units” means an outstanding restricted stock unit with respect to shares of Liberty SiriusXM Common Stock granted under a Liberty Stock Plan.

“Liberty Stock Plans” means the following plans approved by the Liberty Board of Directors: (a) the Liberty Media Corporation 2022 Omnibus Incentive Plan (as amended), (b) the Liberty Media Corporation 2017 Omnibus Incentive Plan (as amended), the Liberty Media Corporation 2013 Nonemployee Director Incentive Plan (Amended and Restated as of December

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17, 2015 and (c) the Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015) (as amended).

“Liberty Tax Sharing Parties” means Liberty and each of its Subsidiaries (other than SplitCo, Merger Sub or any of their respective Subsidiaries) as of immediately before the Split-Off Effective Time.

“Liberty Tax Sharing Policies” means the policies relating to Taxes included in the management and allocation policies adopted by the Board of Directors of Liberty in connection with the reclassification of Liberty’s common stock on August 3, 2023.

“Liens” means all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever. For the avoidance of doubt, Liens shall not include any transfer restrictions arising under federal and state securities Laws (including as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States).

“LSXM Net Liabilities Share Adjustment” has the meaning given to such term in the Reorganization Agreement.

“Margin Loan Agreement” means that certain Third Amended and Restated Margin Loan Agreement, dated as of February 24, 2021 (as amended by that certain First Amendment to Third Amended and Restated Margin Loan Agreement, dated as of March 6, 2023, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Liberty SIRI Marginco, as borrower, the lenders from time to time party thereto, BNP Paribas, New York Branch, as administrative agent and BNP Paribas as calculation agent, which obligations thereunder are secured by shares of SiriusXM Common Stock.

“Marginco Operating Amendment” means the amendment, amendment and restatement or other modifications of the Fifth Amended and Restated Limited Liability Company Operating Agreement of Liberty SIRI Marginco, dated as of March 23, 2018 (as amended, restated, supplemented, or otherwise modified from time to time), on or prior to the Split-Off Effective Time to permit the contribution of Liberty SIRI Marginco to SplitCo in connection with the Split-Off.

“Material Adverse Effect” means, with respect to any party, means any Event that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) general economic conditions attributable to the U.S. or global economy or financial, capital, securities or credit markets or Events therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (ii) general political conditions or Events (including any changes arising out of any outbreak or escalation of hostilities, civil disobedience, sabotage, acts of terrorism, military action or war (whether or not declared) or

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any other national or international calamity after the date hereof), (iii) weather conditions or Events due to natural disasters or the outbreak or worsening of an epidemic, pandemic or other health crisis (including COVID-19) or other force majeure events, (iv) financial or security market fluctuations or conditions, (v) any Event affecting the industries, markets or geographies in which such party and its Subsidiaries operate or the regulatory or business conditions in any jurisdiction in which such party or its Subsidiaries has operations or in which products or services of such party or its Subsidiaries is sold, (vi) any Event arising out of a change or proposed change in GAAP or applicable Law, including in the repeal thereof, or in the enforcement thereof, after the date of this Agreement, (vii) any changes in the relationship of such party or its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Event that was caused by the announcement, pendency or consummation of the Transactions, (viii) any Event or announcement of any Event affecting the price or trading volume of such party’s capital stock, the credit rating or other financial strength of such party or any of its Subsidiaries (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change, if not otherwise excluded from this definition of “Material Adverse Effect,” may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur) or (ix) any failure in the financial or operating performance of such party to meet published or unpublished revenue or earning projections, forecasts, expectations or budgets for any period (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure, if not otherwise excluded from this definition of “Material Adverse Effect,” may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that in the cases of clauses (i) through (vi), any such Event which disproportionately affects such party and its Subsidiaries relative to other participants in the industries in which such party or its Subsidiaries operate shall not be excluded from the determination of whether there has been a Material Adverse Effect, but only to the extent such Event so disproportionately affects such party and its Subsidiaries; provided further, that SiriusXM’s business, assets, properties, liabilities, results of operations or financial condition and any Event with respect thereto shall be excluded for purposes of any determination as to the existence of a “Material Adverse Effect” with respect to SplitCo, the SplitCo Business, Liberty, Liberty SiriusXM or any Subsidiary of Liberty or SplitCo.

“Measurement Date” has the meaning given to such term in the Reorganization Agreement.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Payoff Letters” means customary payoff letters with respect to the Margin Loan Agreement from the agent and/or lenders thereto, which payoff letters shall (i) provide for the payments required to be made to satisfy the condition to closing set forth in Section 7.3(d), (ii) authorize the release of any Liens related to such indebtedness and (iii) otherwise be in form and substance reasonably satisfactory to SiriusXM.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

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“Personal Information” means data and information in any form or media that identifies an individual person or household, or which could be used to identify or is otherwise related to an identifiable individual person or household, in addition to any definition for “personal information” or any similar term provided by applicable Law or by SiriusXM or any of its Subsidiaries in any of its privacy policies, notices or contracts (e.g., “personal data”, “personally identifiable information” or “PII”).

“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any data, including Personal Information.

“Redemption” has the meaning given to such term in the Reorganization Agreement.

“Redemption Date” has the meaning given to such term in the Reorganization Agreement.

“Refinancing Indebtedness” means any indebtedness incurred by Liberty (with respect to the SplitCo Business, SplitCo and SplitCo’s Subsidiaries), SplitCo or their respective Subsidiaries (with respect to the SplitCo Business) in exchange for, or the net proceeds of which are used to extend, redeem, renew, replace, defease, refund or refinance in whole or in part the 2.75% Exchangeable Senior Debentures (including successive refinancing thereof) (the “Refinanced Indebtedness”); provided that:

(a) the principal amount (or accreted value or fair value, if applicable) of the Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (or, if less, the portion of the principal amount (or accreted value or fair value, if applicable) required to be paid in connection with the refinancing) plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium required to be paid to the holders of the Refinanced Indebtedness under the terms of the Refinanced Indebtedness (and such other amounts as agreed to by SiriusXM) and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness; and

(b) either:

(i) (A) the interest payable on such Refinancing Indebtedness shall be generally consistent with what SiriusXM would obtain for similar type of Refinancing Indebtedness as reasonably determined by JPMorgan and Morgan Stanley; (B) shall not contain any right on the part of the holder thereof to convert or exchange such indebtedness for equity; (C) the maturity date of such Refinancing Indebtedness shall be later than the final maturity date of the indebtedness being refinanced; (D) other than as provided in (E), the Refinancing Indebtedness shall contain rights to repurchase substantially similar to those contained in the indebtedness being refinanced; (E) (i) such Refinancing Indebtedness shall be redeemable, at SplitCo’s option, with customary make-whole protection solely to the extent that such make-whole protection would qualify as Assumed Indebtedness (as defined in the Reorganization Agreement) and otherwise without make-whole protection, upon consummation of the Merger and (ii) such Refinancing

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Indebtedness may be assumed by SplitCo in the Merger without requiring SplitCo or any other party to offer to repurchase such Refinancing Indebtedness and (F) the Refinancing Indebtedness shall not contain terms, taken as a whole, that are more restrictive than the terms contained in the SiriusXM Credit Facility; or

(ii) the Refinancing Indebtedness (A) shall be repayable at any time, in whole or in part, and, to the extent that any premiums or prepayment penalties in respect of such repayment would not qualify as Assumed Indebtedness (as defined in the Reorganization Agreement), without premium or penalty and (B) shall not contain any right on the part of the holder thereof to convert or exchange such indebtedness for equity.

“Representatives” means, as to any Person, that Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents, controlled affiliates, controlling persons and other representatives. As to Liberty, SplitCo and Merger Sub, “Representative” specifically excludes SiriusXM and its Representatives and, as to SiriusXM, “Representative” specifically excludes Liberty, SplitCo, Merger Sub and their respective Representatives, it being understood that the members of the SiriusXM Board of Directors who are directors or officers of Liberty, SplitCo or Merger Sub shall be considered Representatives of Liberty, SplitCo or Merger Sub (as applicable) and not of SiriusXM, for purposes of this Agreement.

“Restructuring” has the meaning given to such term in the Reorganization Agreement.

“Restructuring Agreements” has the meaning given to such term in the Reorganization Agreement.

“Section 253 Agreement” means that certain Agreement, dated as of November 1, 2021, by and between SiriusXM and Liberty, as amended to date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Liberty Formula One Common Stock” means Series A Liberty Formula One common stock, par value $0.01 per share.

“Series B Liberty Formula One Common Stock” means Series B Liberty Formula One common stock, par value $0.01 per share.

“Series C Liberty Formula One Common Stock” means Series C Liberty Formula One common stock, par value $0.01 per share.

“Series A Liberty Live Common Stock” means Series A Liberty Live common stock, par value $0.01 per share.

“Series B Liberty Live Common Stock” means Series B Liberty Live common stock, par value $0.01 per share.

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“Series C Liberty Live Common Stock” means Series C Liberty Live common stock, par value $0.01 per share.

“Sirius/Liberty Tax Sharing Agreement” means the Tax Sharing Agreement dated as of February 1, 2021, by and between Liberty and SiriusXM.

“SiriusXM 2015 Stock Plan” means the SiriusXM Holdings Inc. 2015 Long-Term Stock Incentive Plan.

“SiriusXM Combined Group” means an affiliated, combined, consolidated, unitary or similar group for U.S. federal, state, local or foreign Tax purposes, the common parent of which is or was SiriusXM or any of its Subsidiaries.

“SiriusXM Credit Facility” means Credit Agreement, dated as of December 5, 2012 (as amended, amended and restated and otherwise modified from time to time), among Sirius XM Radio, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and certain other parties thereto.

“SiriusXM Equity Awards” means awards of the SiriusXM Restricted Stock Units and the SiriusXM Stock Options.

“SiriusXM Merger Representation Letter” means a customary representation letter from SiriusXM in a form reasonably agreed by Liberty Tax Counsel and SiriusXM Tax Counsel, in support of the opinions referenced in Sections 7.2(d) and 7.3(c)(iii).

“SiriusXM Promissory Note” means the promissory note by and between SiriusXM Radio and SplitCo in the form of Exhibit C in an amount up to $1.1 billion (which final amount shall be determined jointly by Liberty and SiriusXM) with such amendments, changes or modifications consented to jointly by SiriusXM and Liberty (such consent, in each case, not to be unreasonably withheld, conditioned or delayed).

“SiriusXM Radio” means Sirius XM Radio, Inc., a Delaware corporation, a wholly owned Subsidiary of SiriusXM.

“SiriusXM Restricted Stock Units” means an award of restricted stock units under the SiriusXM Stock Plans evidencing the right to receive in specified circumstances a certain number of shares of SiriusXM Common Stock or, in the discretion of SiriusXM, the equivalent value in cash, whether subject to time-based or performance-based vesting conditions.

“SiriusXM Split-Off Representation Letter” means a representation letter from SiriusXM substantially in the form of Exhibit D, with such changes, updates or refinements consented to by SiriusXM and Liberty Tax Counsel (such consent not to be unreasonably withheld, conditioned or delayed), as may be reasonably necessary to reflect any changes in, or clarifications of, facts or law prior to the Split-Off Effective Time.

“SiriusXM Stock Options” means a stock option to purchase shares of SiriusXM Common Stock.

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“SiriusXM Stock Plan” means, collectively, the SiriusXM 2015 Stock Plan, the 2014 AdsWizz Stock Incentive Plan, the Pandora Media, Inc. 2011 Equity Incentive Plan and the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan.

“Special Committee” means the committee of the Board of Directors of SiriusXM comprised of independent directors (as determined in accordance with the rules of Nasdaq) formed for the purpose of reviewing the Transactions.

“Specified Litigation Matter” has the meaning assigned to such term in the Reorganization Agreement.

“SplitCo Assets” has the meaning assigned to such term in the Reorganization Agreement.

“SplitCo Business” means the businesses attributed to Liberty SiriusXM as of immediately prior to the Contribution, including any subsequent changes thereto as are permitted by this Agreement, in each case in accordance with the Liberty Charter Documents.

“SplitCo Common Stock” means common stock of SplitCo, par value $0.001.

“SplitCo Equity Awards” means equity awards with respect to SplitCo Common Stock governed by the terms of the SplitCo Transitional Plan.

“SplitCo Liabilities” has the meaning given to such term in the Reorganization Agreement.

“SplitCo Merger Representation Letter” means a customary representation letter from SplitCo in a form reasonably agreed by Liberty Tax Counsel and SiriusXM Tax Counsel, in support of the opinions referenced in Sections 7.2(d) and 7.3(c)(iii).

“SplitCo Split-Off Representation Letters” means one or more customary representation letters from SplitCo in a form reasonably agreed by Liberty Tax Counsel, in support of the opinions referenced in Sections 7.3(c)(i) and 7.3(c)(ii).

“SplitCo Tax Sharing Parties” means SplitCo or SiriusXM or any of their respective Subsidiaries as of immediately before the Split-Off Effective Time.

“SplitCo Transitional Plan” means the SplitCo Transitional Stock Adjustment Plan, in the form of Exhibit E hereto.

“Split-Off Effective Time” means the time on the Redemption Date at which the Split-Off is completed.

“Split-Off Intended Tax Treatment” means the following U.S. federal income Tax consequences in connection with the Split-Off Transactions:

(a) the qualification of the Contribution and the Redemption, taken together, as a “reorganization” under Sections 355(a) and 368(a)(1)(D) of the Code;

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(b) the nonrecognition of income, gain or loss by Liberty on the assumption, by SplitCo, of the SplitCo Liabilities in the Contribution, except (x) to the extent that the amount of the SplitCo Liabilities exceeds Liberty’s adjusted tax basis in the SplitCo Common Stock or (y) as a result of any items of income, gain, deduction or loss recognized on a deemed exchange, pursuant to Treasury Regulations Section 1.1001-3 of SplitCo Liabilities assumed in the Contribution;

(c) the qualification of the Redemption as a transaction in which the SplitCo Common Stock transferred to holders of Liberty SiriusXM Common Stock is “qualified property” for purposes of Section 355 and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such SplitCo Common Stock to be treated as other than “qualified property” for such purposes);

(d) the nonrecognition of income, gain or loss by Liberty and SplitCo on the Contribution and the Redemption under Sections 355, 361, and/or 1032 of the Code, as applicable, other than intercompany items or excess loss accounts, if any, taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, the triggering or recapturing of any deferred gain or similar items that is not excludable by reason of the tax-free status of the Contribution and Redemption, or any items of income, gain, deduction or loss recognized on a deemed exchange, pursuant to Treasury Regulations Section 1.1001-3 of SplitCo Liabilities assumed in the Contribution; and

(e) the nonrecognition of income, gain or loss by holders of Liberty SiriusXM Common Stock upon the receipt of SplitCo Common Stock in the Redemption (except with respect to the receipt of cash in lieu of fractional shares of SplitCo Common Stock) under Section 355 of the Code.

“Split-off Transactions” means the Contribution and the Redemption.

“Subsidiary” when used with respect to any Person, means (i) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar Encumbrance, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar Encumbrance, or (B) in the absence of such a governing body, at least a majority ownership interest or (iv) any other Person of which an aggregate of more than 50% of the voting equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of SiriusXM and its Subsidiaries shall be deemed to be Subsidiaries of any

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of Liberty, SplitCo, Merger Sub or any of their respective Subsidiaries for any periods prior to the Merger Effective Time.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, customs, duties, tariffs, or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by the IRS or any Taxing Authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest thereon, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, customs, duties, tariffs, or other assessments.

“Taxing Authority” means any Governmental Authority imposing or responsible for the collection or administration of any Taxes.

“Tax Representation Letters” means the Liberty Split-Off Representation Letters, the SiriusXM Merger Representation Letter, the SiriusXM Split-Off Representation Letter, the SplitCo Merger Representation Letter and the SplitCo Split-Off Representation Letters.

“Tax Returns” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into by Liberty and SplitCo, in the form attached as Exhibit F hereto.

“Transaction Agreements” means, collectively, this Agreement, the Reorganization Agreement, the Tax Sharing Agreement, the Restructuring Agreements and the Voting Agreement, including all exhibits or annexes attached hereto or thereto.

“Transactions” means, collectively, the transactions contemplated by the Transaction Agreements, including the Merger and the Split-Off.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Walk-Away Date” means November 15, 2024.

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The following terms are defined in the section of this Agreement set forth after such term below:

Term	Section
Adjusted SiriusXM Restricted Stock Units	Section 2.3(b)
Adjusted SiriusXM Stock Option	Section 2.3(a)
Agreement	Preamble
Alternative Financing	Section 5.12(b)
Antitrust Laws	Section 6.6(a)
Assigned Obligations	Section 6.20(b)
Assigned Rights	Section 6.20(b)
Bankruptcy and Equity Exception	Section 3.3(a)
Book-Entry Shares	Section 2.2(b)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)
Claim	Section 6.10(b)
Closing	Section 1.2
Closing Date	Section 1.2
Debt Commitment Letter	Section 5.12(a)
Delaware Chancery Court	Section 10.6(a)
DGCL	Recitals
DLLCA	Recitals
D&O Tail Policy	Section 6.10(c)
Engagement Letter	Section 5.12(b)
Exchange Agent	Section 2.2(a)
Exchange Agent Agreement	Section 2.2(a)
Exchange Fund	Section 2.2(a)
FCC Submission	Section 6.6(c)
Fee Letter	Section 5.12(b)
Financed Amount	Section 5.12(a)
Financing	Section 5.12(a)
Financing Commitments	Section 5.12(a)
Form S-4	Section 3.3(b)(iv)
Indemnitee	Section 6.10(a)
Indemnitees	Section 6.10(a)
Lenders	Section 5.12(a)
Liberty	Preamble
Liberty Adverse Recommendation Change	Section 6.4(c)
Liberty Balance Sheet Date	Section 3.4(b)
Liberty Board Recommendation	Section 6.1(b)
Liberty Charter Documents	Section 3.1(b)
Liberty Designees	Section 1.6(b)
Liberty Disclosure Schedule	ARTICLE III
Liberty FCC Approvals	Section 3.3(b)(iv)
Liberty FCC Issue	Section 6.6(c)
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Term	Section
Liberty Interest	Section 5.10
Liberty Preferred Stock	Section 3.2(a)
Liberty Radio	Recitals
Liberty SEC Documents	Section 3.4(a)
Liberty SIRI Marginco	Recitals
Liberty SiriusXM	Recitals
Liberty SiriusXM Common Stock	Section 3.2(a)
Liberty Stockholder Approval	Section 3.3(e)
Liberty Stockholders Meeting	Section 6.1(b)
Liberty Tax Counsel	Section 7.3(c)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)(i)
Merger Effective Time	Section 1.3
Merger Intended Tax Treatment	Section 7.2(d)
Merger Sub	Preamble
Merger Sub Organizational Documents	Section 4.1(c)
Merger Sub Member Consent	Recitals
Morgan Stanley	Section 5.6
No-Action Letter	Section 6.14(a)
Other Indemnitors	Section 6.10(f)
Prospectus / Proxy Statement	Section 3.3(b)(iv)
Public Announcement	Section 6.7
Reorganization Agreement	Recitals
Requisite FCC Approvals	Section 5.3(b)(iv)
Requisite Regulatory Approvals	Section 7.1(c)
Restraints	Section 7.1(e)
Retained Obligations	Section 6.20(b)
Retained Rights	Section 6.20(b)
SEC	Section 2.4(b)
Series A Liberty SiriusXM Common Stock	Section 3.2(a)
Series B Liberty SiriusXM Common Stock	Section 3.2(a)
Series C Liberty SiriusXM Common Stock	Section 3.2(a)
Significant Stockholders	Recitals
SiriusXM	Preamble
SiriusXM Balance Sheet Date	Section 5.4(b)
SiriusXM Charter Documents	Section 5.1(c)
SiriusXM Common Stock	Section 2.1(a)(i)
SiriusXM Designees	Section 1.6(a)
SiriusXM Disclosure Schedule	Article V
SiriusXM Exchange Ratio	Section 2.1(a)(i)
SiriusXM FCC Approvals	Section 5.3(b)(iv)
SiriusXM Material Adverse Effect	Section 5.1(a)
SiriusXM Preferred Stock	Section 5.2(a)
SiriusXM Representatives	Section 6.5(a)
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Term	Section
SiriusXM SEC Documents	Section 5.4(a)
SiriusXM Stockholder Consent	Recitals
SiriusXM Subsidiary Documents	Section 5.1(c)
SiriusXM Takeover Proposal	Section 6.5(d)
SiriusXM Tax Counsel	Section 7.2(d)
Solomon	Section 5.6
SplitCo	Preamble
SplitCo A&R Bylaws	Section 1.5(a)
SplitCo A&R Charter	Section 1.5(a)
SplitCo Bylaws	Section 1.5(a)
SplitCo Charter	Section 1.5(a)
SplitCo Charter Documents	Section 4.1(c)
SplitCo FCC Approvals	Section 4.3(b)(iv)
SplitCo Material Adverse Effect	Section 3.1(a)
SplitCo Public Charter Documents	Section 1.5(a)
SplitCo Stockholder Consent	Recitals
SplitCo Sub Merger	Recitals
SplitCo Subsidiary Documents	Section 4.1(c)
SplitCo Takeover Proposal	Section 6.4(d)
Split-Off	Recitals
Surviving Corporation	Section 1.1
Surviving Corporation Common Stock	Section 2.1(a)(iii)
Terminating Tax Sharing Agreements	Section 6.13(b)
Termination Fee	Section 9.3(a)
Transaction Litigation	Section 6.11(a)
Transfer Agent	Section 2.2(a)
Transfer Agent Agreement	Section 2.2(a)
Voting Agreement	Recitals

Section 10.11 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time

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to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to assets, liabilities and businesses “attributed to Liberty SiriusXM” when used in this Agreement shall in all cases exclude the assets, liabilities and businesses of SiriusXM and its Subsidiaries. References to the “SplitCo Business” when used in this Agreement shall in all cases exclude the assets, liabilities and businesses of SiriusXM and its Subsidiaries. References to the “SplitCo Assets” when used in this Agreement shall in all cases exclude the assets of SiriusXM and its Subsidiaries.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.12 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, but subject to the proviso to this Section 10.12, each of Liberty, on behalf of itself and its Affiliates (without giving effect to the first proviso of the definition thereof) and Subsidiaries and each of their respective stockholders, partners and other equity holders, successors, heirs or representatives (in each case, to the extent any such Person is not party hereto, only to the extent such Person is controlled by any party hereto or can otherwise be bound hereby) (“Liberty Related Parties”), but not for the avoidance of doubt SiriusXM or any of its Subsidiaries, hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source Related Party and arising out of or relating to, this Agreement, the Financing or the Alternative Financing or any of the agreements entered into in connection with the Financing or the Alternative Financing or any of the transactions contemplated by this Agreement and the Transaction Agreements or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Financing or the Alternative Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the laws of the State of Delaware) which shall be governed by and construed in accordance with the laws of the State of Delaware) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring, or permit any of their respective successors, heirs or representatives, any of other Liberty Related Party to bring, or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Related Party in any way arising out of or relating to, this Agreement, the Financing or the Alternative Financing or any of the transactions contemplated by this Agreement and the Transaction Agreements or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon Liberty’s or its Subsidiaries or any other Liberty Related Party in any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt

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Financing Source Related Party in any way arising out of or relating to, this Agreement, the Financing or the Alternative Financing or any of the transactions contemplated by this Agreement and the Transaction Agreements or thereby, or the performance of any services thereunder shall be effective if notice is given in accordance with Section 10.8, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source Related Party in any way arising out of or relating to, this Agreement, the Financing or the Alternative Financing or any of the transactions contemplated by this Agreement and the Transaction Agreements or thereby, or the performance of any services thereunder in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law all rights of trial by jury in any Action brought against any Debt Financing Source Related Party in any way arising out of or relating to, this Agreement, the Financing or the Alternative Financing or any of the transactions contemplated by this Agreement and the Transaction Agreements or thereby or the performance of any services thereunder, (vi) agrees that no Debt Financing Source Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature related to any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involing any Debt Financing Source Related Party in any way arising out of or relating to, this Agreement, the Financing or the Alternative Financing or any of the transactions contemplated by this Agreement and the Transaction Agreements or thereby, or the performance of any services thereunder, (vii) agrees that no Debt Financing Source Related Party will have any liability (including any special, consequential, punitive or indirect damages) to Liberty or its Affiliates or any other Liberty Related Party in connection with this Agreement, the Financing or the Alternative Financing or any of the agreements entered into in connection with the Financing or the Alternative Financing or any of the transactions contemplated by this Agreement and the Transaction Agreements or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (in each case, other SiriusXM and its Subsidiaries), and hereby waives any rights or claims against any Debt Financing Source Related Party, in each case, relating to or arising out of this Agreement, the Financing or the Alternative Financing, the Debt Commitment Letter, any of the agreements entered into in connection with the Financing or the Alternative Financing or any of the transactions contemplated by this Agreement and the Transaction Agreements or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights and/or claims of SiriusXM against the Debt Financing Source Related Parties with respect to the Financing or the Alternative Financing, the Debt Commitment Letter, any definitive agreement with respect to the Financing or the Alternative Financing entered into on the Closing Date or any of the transactions contemplated by this Agreement and the Transaction Agreements or the performance of any services thereunder), (viii) agrees that SiriusXM may assign its rights and obligations hereunder (while remaining liable for its obligations hereunder) to the Debt Financing Sources pursuant to the terms of the Financing or the Alternative Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing or the Alternative Financing and (ix) agrees that the Debt Financing Source Related Parties are express third party beneficiaries of, and may enforce, the foregoing agreements in this Section 10.12 and such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 10.12) shall not be

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amended in any way materially adverse to any Debt Financing Source Related Parties without the prior written consent of any Debt Financing Source; provided that nothing in this Section 10.12 shall in any way limit or modify any Debt Financing Source’s obligations to SiriusXM under the Debt Commitment Letter or any other agreement relating to the Financing or the Alternative Financing.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ Gregory B. Maffei
Name: Gregory B. Maffei
Title: President and Chief Executive Officer

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Executive Vice President, General Counsel and Secretary

LIBERTY SIRIUS XM HOLDINGS INC.

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer and Chief Administrative Officer

RADIO MERGER SUB, LLC

By:	Liberty Sirius XM Holdings Inc., its Sole and Managing Member

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer and Chief Administrative Officer

[Signature Page to Merger Agreement]

List of Omitted Exhibits

The following exhibits and schedules to the Agreement and Plan of Merger, dated as of December 11, 2023, by and among Liberty Media Corporation, Liberty Sirius XM Holdings Inc., Radio Merger Sub, LLC and Sirius XM Holdings Inc. have not been provided herein:

Exhibit A-1 -Form of SplitCo Amended and Restated Certificate of Incorporation

Exhibit A-2 - Form of SplitCo Amended and Restated Bylaws

Exhibit B-1 - Form of SiriusXM Amended and Restated Certificate of Incorporation

Exhibit B-2 - Form of SiriusXM Amended and Restated Bylaws

Exhibit C - Form of SiriusXM Promissory Note

Exhibit D - Form of SiriusXM Split-Off Tax Opinion Representation Letter

Exhibit E - Form of SplitCo Transitional Stock Adjustment Plan

Exhibit F - Form of Tax Sharing Agreement

The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

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